As filed with Securities and Exchange Commission on July 2, 2003
Registration Statement No. 333-105043

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Pre-Effective Amendment No. 2 to

Form S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Meritage Corporation

Co-registrants are listed on the following page

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1531	86-0611231
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8501 East Princess Drive, Suite 290

Scottsdale, Arizona 85255
(480) 609-3330
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Larry W. Seay
Chief Financial Officer and
Vice President — Finance
8501 East Princess Drive, Suite 290
Scottsdale, Arizona 85255
(480) 609-3330
(Name, Address, Including Zip Code,
and Telephone Number,
Including Area Code, of Agent for Service)	Copies to: Steven D. Pidgeon Jeffrey E. Beck Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Street Phoenix, Arizona 85004 (602) 382-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants(1)

State or Other
Jurisdiction of
Name of Each Co-Registrant	Incorporation or	I.R.S. Employer
as Specified in Its Charter	Organization	Identification No.

Monterey Homes Arizona, Inc.	Arizona	86-0861526
Meritage Paseo Crossing, LLC	Arizona	86-1006497
Monterey Homes Construction, Inc.	Arizona	86-0863537
Meritage Paseo Construction, LLC	Arizona	86-0863537
Meritage Homes of Arizona, Inc.	Arizona	86-1013006
Meritage Homes Construction, Inc.	Arizona	86-1021464
MTH-Texas GP, Inc.	Arizona	86-0875148
MTH-Texas LP, Inc.	Arizona	86-0875147
Legacy/ Monterey Homes L.P.	Arizona	91-1832213
Meritage Homes of Northern California, Inc.	California	86-0917765
Hancock-MTH Builders, Inc.	Arizona	86-1028847
Hancock-MTH Communities, Inc.	Arizona	86-1028848
Legacy Operating Company, L.P.	Texas	75-2929259
MTH-Texas GP II, Inc.	Arizona	04-3685852
MTH-Texas LP II, Inc.	Arizona	01-0716144
MTH-Homes Nevada, Inc.	Arizona	43-1976353
Meritage Holdings, L.L.C.	Texas	91-1832213
Hulen Park Venture, LLC	Texas	75-2771799
MTH Homes-Texas, L.P.	Texas	02-0618083
MTH-Cavalier, LLC	Arizona	86-0863537

(1)	The address, including zip code, and telephone number, including area code, of each co-registrant is 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255, (480) 609-3330.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 2, 2003

PROSPECTUS

OFFER TO EXCHANGE

$50,000,000
Meritage Corporation
9.75% Senior Notes due 2011
which have been registered under the Securities Act of 1933 and guaranteed fully and unconditionally by all of our existing
subsidiaries (other than our two mortgage broker subsidiaries)
for any and all of the Outstanding Meritage Corporation
Unregistered 9.75% Senior Notes due 2011

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                    , 2003, UNLESS EXTENDED.

      We are offering to exchange up to $50,000,000 of our 9.75% senior notes due 2011 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended, for the identical principal amount of our outstanding unregistered 9.75% senior notes due 2011 (the “outstanding notes”). The aggregate principal amount at maturity of the outstanding notes, and therefore, the principal amount at maturity of exchange notes which would be issued if all the outstanding notes were exchanged, is $50,000,000. The terms of the exchange notes will be identical with the terms of the outstanding notes, except that the issuance of the exchange notes is being registered under the Securities Act of 1933, and therefore the exchange notes will not be subject to the restrictions on transfer which apply to the outstanding notes.

      Prior to the exchange offer, there has been no public market for the exchange notes. We do not currently intend to list the exchange notes on a securities exchange or seek approval for quotation of the exchange notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the exchange notes will develop.

      The exchange agent for the exchange offer is Wells Fargo Bank, National Association.

       See “Risk Factors,” which begin on 12, for a discussion of certain factors that should be considered in evaluating the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELECTED HISTORICAL FINANCIAL DATA
DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
THE EXCHANGE OFFER
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SUBSIDIARY GUARANTORS AND FINANCIAL STATEMENTS
EX-5.1
EX-23.1
EX-23.2
EX-23.3

ADDITIONAL INFORMATION

      This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. You may request a copy of this information, at no cost, by calling us or by writing to us at our principal executive offices in Arizona at the following address: Meritage Corporation, 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255, Attention: Investor Relations. Our telephone number is (480) 609-3330. In order to obtain timely delivery, you must make your request no later than five business days before the expiration of the exchange offer. The exchange offer will expire on                     , 2003, unless extended.

      Our obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if our common stock and exchange notes are each hold of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the exchange notes remain outstanding we will furnish to the holders of the exchange notes, and if required by the Exchange Act, file with the SEC, all annual, quarterly and current reports that we are or would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any of the outstanding notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of outstanding notes or beneficial owner of outstanding notes in connection with a sale of them.

      No person has been authorized to give any information or to make any representations, other than those contained in this prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

MARKET DATA

      Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above.

i

PROSPECTUS SUMMARY

      The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. For a more complete understanding of this exchange offer, we encourage you to read this entire document (including the documents incorporated herein by reference) and the documents to which we have referred you. Unless otherwise indicated in this prospectus, the terms “Meritage”, the “Company”, “we”, “our” and “us‘ refer to Meritage Corporation and its subsidiaries and predecessors as a combined entity. All references to the “notes” include both the outstanding notes and the exchange notes. All operating data and other operating ratios are unaudited.

The Company

      We are a leading designer and builder of single-family homes in the rapidly growing Sunbelt states of Texas, Arizona, California and Nevada based on the number of home closings. We focus on providing a broad range of first-time, move-up and luxury homes to our targeted customer base. We and our predecessors have operated in Arizona since 1985, in Texas since 1987, in Northern California since 1989 and in Nevada since 1993.

      We believe that the relatively strong population, job and income growth as well as the favorable migration characteristics of our markets will continue to provide significant growth opportunities for us. According to U.S. Housing Markets, a leading real estate and homebuilding publication of the Meyers Group, six of our nine markets, Dallas/ Ft. Worth and Houston, Texas, Phoenix/ Scottsdale, Arizona, Sacramento and East San Francisco Bay (East Bay), California and Las Vegas, Nevada, are among or part of the top 20 national housing markets based on annual housing permits issued in 2002, with Dallas/ Ft. Worth, Houston and Phoenix/ Scottsdale comprising three of the top six single-family housing markets. The other three markets that we operate in are Austin and San Antonio, Texas and Tucson, Arizona.

      At March 31, 2003, we were actively selling homes in 125 communities, with base prices ranging from $88,000 to over $910,000. We develop a design and marketing concept tailored to each community, which includes determination of the size, style and price range of homes, street layout, size and layout of individual lots and overall community design. The home designs offered in a particular community also depend upon such factors as the housing generally available in the area, the consumer demands of a particular market and our lot costs for the project.

      In general, we focus on minimizing land risk by purchasing property only after full entitlements have been obtained and typically begin development or construction immediately after close. We acquire land primarily through rolling option contracts, allowing us to purchase individual lots as our building needs dictate. These arrangements allow us to control lot inventory typically on a non-recourse basis without incurring the risks of land ownership or financial commitments other than relatively small non-refundable deposits. At March 31, 2003, we owned or had options to acquire 26,854 housing lots, of which 81% were under rolling option and land purchase contracts. We believe that the lots we own or have the right to acquire represent approximately a four year supply.

      The tables provided below show comparative operating and financial data regarding our homebuilding activities.

	Year Ended December 31,						Three Months Ended March 31,

	2002		2001		2000		2003		2002

	Homes	$	Homes	$	Homes	$	Homes	$	Homes	$

	(Unaudited)

	(Dollars in thousands)
Homes Closed:
Texas(1)	2,090	387,264	1,518	259,725	1,239	214,472	606	121,503	363	62,042
Arizona	1,735	445,275	1,343	325,918	623	175,674	250	67,125	285	64,726
California	594	245,640	409	156,933	365	125,282	158	67,303	110	42,963
Nevada(2)	155	34,260	n/a	n/a	n/a	n/a	122	27,479	n/a	n/a

Total	4,574	1,112,439	3,270	742,576	2,227	515,428	1,136	283,410	758	169,731

Homes Ordered:
Texas(1)	2,134	417,158	1,516	255,811	1,368	240,054	791	161,135	472	85,984
Arizona	1,425	383,445	1,165	309,170	643	196,567	447	123,653	456	116,603
California	794	329,252	335	135,123	469	167,823	180	89,775	232	90,495
Nevada(2)	151	32,044	n/a	n/a	n/a	n/a	164	38,301	n/a	n/a

Total	4,504	1,161,899	3,016	700,104	2,480	604,444	1,582	412,864	1,160	293,082

Order Backlog:
Texas	1,085	218,899	693	115,651	695	119,564	1,270	258,531	802	139,593
Arizona	466	144,155	776	205,985	344	115,211	663	200,683	947	257,863
California	333	136,927	133	53,315	207	75,126	355	159,399	255	100,846
Nevada(2)	186	37,783	n/a	n/a	n/a	n/a	228	48,605	n/a	n/a

Total	2,070	537,764	1,602	374,951	1,246	309,901	2,516	667,218	2,004	498,302

(1)	2002 amounts include 466 homes ordered and 442 homes closed for the period from July 1, 2002 to December 31, 2002 by Hammonds Homes, which we acquired effective July 1, 2002. The three months ended March 31, 2003 include 251 homes ordered and 220 homes closed for Hammonds Homes.

(2)	Perma-Bilt Homes was acquired effective October 1, 2002.

Issuance of the Outstanding Notes

      The outstanding $50 million principal amount senior notes due 2011 were sold by us to Deutsche Bank Securities Inc., UBS Warburg LLC, Banc One Capital Markets, Inc. and Fleet Securities, Inc., as initial purchasers, on February 21, 2003 pursuant to a purchase agreement, dated May 13, 2003, between the initial purchasers and us. The initial purchasers subsequently resold the outstanding notes in reliance on Rule 144A and Regulation S under the Securities Act. We and the initial purchasers also entered into a registration rights agreement pursuant to which we agreed to offer to exchange the exchange notes registered under the Securities Act for the outstanding notes and also granted holders of outstanding notes rights under some circumstances to have resales of outstanding notes registered under the Securities Act. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. See “The Exchange Offer — Purposes and Effects.”

      The outstanding notes were issued under an indenture dated as of May 30, 2001, between Meritage Corporation, its subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. The exchange notes also are being issued under the indenture and are entitled to the benefits of the indenture. The form and terms of the exchange notes will be identical in all material respects with the form and terms of the outstanding notes, except that (1) the exchange notes will have been registered under the

Securities Act and, therefore, will not bear legends describing restrictions on transferring them, and (2) holders of exchange notes will not be, and upon the completion of the exchange offer, holders of outstanding notes will no longer be, entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. The exchange offer will be deemed completed upon the delivery by us to the exchange agent under the indenture of exchange notes in the same aggregate principal amount as the aggregate principal amount of outstanding notes that are validly tendered and not withdrawn by holders of them in response to the exchange offer. See “The Exchange Offer — Termination of Certain Rights” and “— Procedures for Tendering” and “Description of the Exchange Notes.”

      The proceeds we received from the issuance of the outstanding notes were used for general corporate purposes, including repayment of a portion of our senior unsecured credit facility. We will receive no proceeds from completion of the exchange offer.

      Our principal executive office in Arizona is located at 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255, and our telephone number there is (480) 609-3330. Our principal executive office in Texas is located at 4050 West Park Boulevard, Plano, Texas 75093, and our telephone number there is (800) 210-6004.

The Exchange Offer

The Exchange Offer	We are offering to exchange $50,000,000 of our 9.75% senior registered notes due 2011 for identical principal amounts of our outstanding unregistered 9.75% senior notes due 2011. At the date of this prospectus, $50,000,000 principal amount at maturity of outstanding notes are outstanding. See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration of the Exchange Offer	5:00 p.m., New York, time, on , 2003, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See “The Exchange Offer — Expiration Date; Extension; Termination; Amendments.”

Conditions of the Exchange Offer	The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions of the Exchange Offer.”

Accrued Interest on the Outstanding Notes	The exchange notes will bear interest at the rate of 9.75% per annum from and including their date of issuance. When the first interest payment is made with regard to the exchange notes, we will also pay interest on the outstanding notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid (if applicable) to, but not including, the day the exchange notes are issued. Interest on the outstanding notes which are exchanged will cease to accrue on the day prior to the day on which the exchange notes are issued. The interest rate on the outstanding notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See “Description of the Exchange Notes.”

Procedures for Tendering the Outstanding Notes	A holder of outstanding notes who wishes to accept the exchange offer must complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under the “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal, and deliver the letter of transmittal, or facsimile, together with the outstanding notes and any other required documentation to the exchange agent at the address set forth in “The Exchange Offer — Exchange Agent.” Outstanding notes may be delivered physically or by confirmation of book-entry delivery of the outstanding notes to the exchange agent’s account at The Depository Trust Company. By executing a letter of transmittal, a holder will represent to us that, among other things, the person acquiring the outstanding notes will be doing so in the ordinary course of the person’s business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the exchange notes and that neither the holder nor any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker or dealer as a result of market-making activities or other trade activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	Eligible holders of outstanding notes who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their outstanding notes according to the guaranteed delivery procedures described in the letter of transmittal. See “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all outstanding notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York Time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York Time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

The Exchange Agent	Wells Fargo Bank, National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent.”

Fees and Expenses	We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of outstanding notes or exchange notes by the holder). See “The Exchange Offer — Fees and Expenses.”

Resales of the Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the exchange notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which outstanding notes were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Purposes and Effects.”

Federal Income Tax Consequences	The exchange offer will not be treated as a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

The Exchange Notes

      The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which both the outstanding notes were, and the exchange notes will be, issued. The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of the Exchange Notes.”

Issuer	Meritage Corporation.

Securities Offered	$50,000,000 aggregate principal amount of 9.75% Senior Notes due 2011 that have been registered under the Securities Act. The form and term of the exchange notes are identical in all material respects to the form and terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except for certain transfer restrictions and registration rights relating to the outstanding notes and except for certain provisions providing for an increase in the interest rate on the outstanding notes under circumstances relating to the exchange offer. On May 30, 2001, we issued $165,000,000 aggregate principal amount of our 9.75% Senior Notes due 2011 (the “initial notes”), $10,000,000 of which have been repurchased by us. The notes offered by this prospectus are part of the same series of debt securities under the indenture governing the initial notes that we issued on May 30, 2001. As of the date of this prospectus, we have $205,000,000 aggregate principal amount of our 9.75% Senior Notes due 2011 outstanding. Unless the context otherwise requires, the outstanding notes, the exchange notes and the initial notes are sometimes referred to in this prospectus as the “notes.”

Maturity Date	June 1, 2011.

Interest	The exchange notes will accrue interest from June 1, 2003 at the rate of 9.75% per year. Interest on the exchange notes will be payable semi-annually in arrears on each June 1 and December 1.

In connection with the issuance of the outstanding notes on February 21, 2003, we and the guarantors agreed to:

• file a registration statement to enable holders of the outstanding notes to exchange the outstanding notes for registered notes within 75 days of the original issue date of the outstanding notes, or by May 7, 2003;

• use our respective reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days following the original issue date of the outstanding notes, or by July 21, 2003; and

• use our respective reasonable best efforts to complete the exchange offer within 180 days after the original issue date of the outstanding notes, or by August 20, 2003.

If we do not comply with these obligations (a “registration default”), we will be required to pay liquidated damages to the holders of the outstanding notes in the form of higher interest rates. Upon the occurrence of a registration default, the interest rate borne by the notes will be increased by 0.25% per annum and will continue to increase by 0.25% each 90 day period that the liquidated damages continue to accrue, up to a maximum of 1.00% per annum. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

Sinking Fund	None.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after June 1, 2006, at a redemption price equal to the principal amount plus a premium declining ratably to par, plus accrued interest.

In addition, at any time prior to June 1, 2004, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 109.750% of the principal amount thereof, plus accrued interest, provided that:

• at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such equity offering.

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes and any other additional notes we may issue in the future pursuant to the indenture governing the notes at a purchase price equal to 101% of the principal amount, plus accrued interest.

Ranking and Guarantees	The outstanding notes are, and the exchange notes will be, our senior unsecured obligations. All of our existing subsidiaries (other than our two mortgage broker subsidiaries) and certain of our future subsidiaries will guarantee the exchange notes on a senior unsecured basis.

The notes will rank equally with all of our and our guarantors’ existing and future senior unsecured debt.

The exchange notes will rank senior to all of our and our guarantors’ debt that is expressly subordinated to the exchange notes, but will be effectively subordinated to all of our and our guarantors’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness.

Consolidated Tangible Net Worth	If our consolidated tangible net worth falls below $60.0 million for any two consecutive fiscal quarters, we will be required to make an offer to purchase up to 10% of the notes then outstanding at a purchase price equal to 100% of the principal amount, plus accrued interest.

Restrictive Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

• incur additional indebtedness or liens;

• pay dividends or make other distributions or repurchase or redeem our stock;

• make investments;

• sell assets;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Exchange Notes” in this prospectus.

Absence of a Public Market	The exchange notes will be a new issue of securities and there is currently no established market for them. The exchange notes, when issued, will generally be freely transferable (subject to restrictions discussed elsewhere herein) but will be a new issue of securities for which there will not initially be a market.

Accordingly, there can be no assurance as to the development or liquidity of any market for the outstanding notes or, when issued, the exchange notes. The outstanding notes are eligible for trading in The PORTAL Market.

Use of Proceeds	We will receive no proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer. The net proceeds we received from the outstanding notes were used for general corporate purposes, including repayment of a portion of our senior unsecured credit facility.

Trustee	Wells Fargo Bank, National Association.

Risk Factors

      You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 12 and all the other information provided to you in this prospectus in deciding whether to invest in the notes.

Summary Historical Financial Information

      The financial information below should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated herein by reference. The data below includes the operations of Hancock Communities since its date of acquisition, effective June 1, 2001, Hammonds Homes since its date of acquisition, effective July 1, 2002 and Perma-Bilt Homes since its date of acquisition, effective October 1, 2002.

Three Months Ended
Years Ended December 31,	March 31,

2002	2001	2000	2003	2002

(Unaudited)

(Dollars in thousands)
Statement of Earnings Data:
Total sales revenue	$1,119,817	$744,174	$520,467	$283,410	$169,731
Total cost of sales	(904,921)	(586,914)	(415,649)	(227,056)	(138,095)

Gross profit	214,896	157,260	104,818	56,354	31,636
Other income, net	5,435	2,884	1,847	1,209	1,168
Commissions and other sales costs	(65,291)	(41,085)	(28,680)	(19,745)	(11,296)
General and administrative expenses(1)	(41,496)	(36,105)	(21,215)	(12,212)	(7,465)
Interest expense	—	—	(8)	—	—

Earnings before income taxes	113,544	82,954	56,762	25,606	14,043
Income taxes(1)	(43,607)	(32,295)	(21,000)	(9,833)	(5,477)

Net earnings	$69,937	$50,659	$35,762	$15,773	$8,566

Other Data:
Gross profit margin(2)	19.2%	21.1%	20.1%	19.9%	18.6%
Ratio of earnings to fixed charges(2)(3)	5.82	x	5.39	x	5.80	x	4.50	x	3.39	x

	At December 31,
				At March 31,
	2002	2001	2000	2003

				(Unaudited)

	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,600	$3,383	$4,397	$21,962
Real estate	484,970	330,238	211,307	543,278
Total assets	691,788	436,715	267,075	774,431
Total debt	264,927	177,561	86,152	318,075
Stockholders’ equity	317,308	176,587	121,099	327,978

(1)	2001 earnings include a $382,651 loss related to the net effect of early extinguishments of long-term debt. Previously this amount, net of the tax effect of $149,234, was reported as an extraordinary item. We have reclassified this loss as general and administrative expense and income tax benefit, respectively, to conform with the requirements of SFAS 145, which was effective January 31, 2003.

(2)	Operating data is unaudited.

(3)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges and amortization of capitalized interest less interest capitalized. “Fixed charges” consist of interest expense including amortization of deferred debt expense, one-half of rent expense, which is deemed to be representative of an interest factor, and capitalized interest. See Exhibit 12.1 for calculation of ratio of earnings to fixed charges for all periods presented.

      The tables provided below show operating and financial data regarding our homebuilding activities.

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2001	2000	2003	2002

	(Unaudited, except total home sales revenue dollar amounts)
	(Dollars in thousands)
Home Sales Revenue
Total
Dollars	$1,112,439	$742,576	$515,428	$283,410	$169,731
Homes closed	4,574	3,270	2,227	1,136	758
Average sales price	$243.2	$227.1	$231.4	$249.5	$223.9
Texas
Dollars	$387,264	$259,725	$214,472	$121,503	$62,042
Homes closed	2,090	1,518	1,239	606	363
Average sales price	$185.3	$171.1	$173.1	$200.5	$170.9
Arizona
Dollars	$445,275	$325,918	$175,674	$67,125	$64,726
Homes closed	1,735	1,343	623	250	285
Average sales price	$256.6	$242.7	$282.0	$268.5	$227.1
California
Dollars	$245,640	$156,933	$125,282	$67,303	$42,963
Homes closed	594	409	365	158	110
Average sales price	$413.5	$383.7	$343.2	$426.0	$390.6
Nevada
Dollars	$34,260	$—	$—	$27,479	$—
Homes closed	155	—	—	122	—
Average sales price	$221.0	$—	$—	$225.2	$—

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2001	2000	2003	2002

	(Unaudited)
	(Dollars in thousands)
Sales Contracts
Total
Dollars	$1,161,899	$700,104	$604,444	$412,864	$293,082
Homes ordered	4,504	3,016	2,480	1,582	1,160
Average sales price	$258.0	$232.1	$243.7	$261.0	$252.7
Texas
Dollars	$417,158	$255,811	$240,054	$161,135	$85,984
Homes ordered	2,134	1,516	1,368	791	472
Average sales price	$195.5	$168.7	$175.5	$203.7	$182.2
Arizona
Dollars	$383,445	$309,170	$196,567	$123,653	$116,603
Homes ordered	1,425	1,165	643	447	456
Average sales price	$269.1	$265.4	$305.7	$276.6	$255.7

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2001	2000	2003	2002

	(Unaudited)
	(Dollars in thousands)
California
Dollars	$329,252	$135,123	$167,823	$89,775	$90,495
Homes ordered	794	335	469	180	232
Average sales price	$414.7	$403.4	$357.8	$498.8	$390.1
Nevada
Dollars	$32,044	$—	$—	$38,301	$—
Homes ordered	151	—	—	164	—
Average sales price	$212.2	$—	$—	$233.5	$—

	At December 31,			At March 31,

	2002	2001	2000	2003	2002

	(Unaudited)
	(Dollars in thousands)
Net Sales Backlog
Total
Dollars	$537,764	$374,951	$309,901	$667,218	$498,302
Homes in backlog	2,070	1,602	1,246	2,516	2,004
Average sales price	$259.8	$234.1	$248.7	$265.2	$248.7
Texas
Dollars	$218,899	$115,651	$119,564	$258,531	$139,593
Homes in backlog	1,085	693	695	1,270	802
Average sales price	$201.8	$166.9	$172.0	$203.6	$174.1
Arizona
Dollars	$144,155	$205,985	$115,211	$200,683	$257,863
Homes in backlog	466	776	344	663	947
Average sales price	$309.3	$265.4	$334.9	$302.7	$272.3
California
Dollars	$136,927	$53,315	$75,126	$159,399	$100,846
Homes in backlog	333	133	207	355	255
Average sales price	$411.2	$400.9	$362.9	$449.0	$395.5
Nevada
Dollars	$37,783	$—	—	$48,605	$—
Homes in backlog	186	—	—	228	—
Average sales price	$203.1	$—	—	$213.2	$—

RISK FACTORS

      You should consider carefully the information set forth in this section along with all the other information provided to you or incorporated by reference in this prospectus in deciding whether to invest in the notes.

Risks Relating to Meritage

As a participant in the homebuilding industry we are subject to its fluctuating cycles and other risks that can negatively affect the demand for, cost of, and pricing of our homes.

      The homebuilding industry is cyclical and is significantly affected by changes in economic and other conditions, such as employment levels, availability of financing, interest rates, and consumer confidence. These factors can negatively affect the demand for and pricing of our homes. The occurrence or continuation of any of the above items and the items described below could have a negative impact on our business and adversely affect the value of the notes. We are also subject to various risks, many of which are outside of our control, including delays in construction schedules, cost overruns, changes in governmental regulations (such as no- or slow-growth initiatives), increases in real estate taxes and other local government fees, and raw materials and labor costs.

      We are also subject to the potential for significant variability and fluctuations in the cost and availability of real estate. Write-downs of our land inventories could occur if market conditions deteriorate and these write-downs could be material in amount. Although historically we have generally developed parcels ranging from 100 to 300 lots, in order to achieve and maintain an adequate inventory of lots, we are beginning to purchase larger parcels, in some cases with a joint venture partner. Write-downs may also occur if we purchase land at higher prices during stronger economic periods and the value of that land subsequently declines during slower economic periods.

We are subject to construction defect and home warranty claims arising in the ordinary course of business which could lead to additional reserves or expenses that may adversely affect our business.

      Construction defect and home warranty claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally require our subcontractors and design professionals to indemnify us for liabilities arising from their work, we cannot assure you that these insurance rights and indemnities will be adequate to cover all construction defect and warranty claims for which we may be liable. For example, we may be responsible for applicable self-insured retentions, which have increased recently, and certain claims may not be covered by insurance or may exceed applicable coverage limits.

We face reduced coverages and increased costs of insurance.

      Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements. We believe that we have maintained adequate insurance coverage to insure against these types of claims. We believe that it is possible that in the future insurance carriers may exclude claims from future policies arising from the presence of mold or such coverage may become prohibitively expensive. If we are unable to obtain adequate insurance coverage, a material adverse effect on our business, financial condition and results of operations could result if we are exposed to claims arising from the presence of mold in the homes that we sell.

      Partially as a result of the September 11 terrorist attacks, the cost of insurance has risen, deductibles or retentions have increased and the availability of insurance has diminished. Significant increases in our cost of insurance coverage or retentions could have a material adverse effect on our business, financial condition and results of operations.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

      We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Fluctuations in our results could cause the value of the notes to decline. Factors that contribute to this variability include:

•	timing of home deliveries and land sales;

•	our ability to acquire additional land or options for additional land on acceptable terms;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	the cyclical nature of the homebuilding industry, changes in prevailing interest rates and the availability of mortgage financing;

•	costs and availability of materials and labor; and

•	delays in construction schedules due to strikes, adverse weather, acts of God, reduced subcontractor availability and governmental restrictions.

Increases in interest rates and the unavailability of mortgage financing can adversely affect housing demand.

      In general, housing demand is adversely affected by increases in interest rates and housing costs and the unavailability of mortgage financing. Most of our buyers finance their home purchases through third-party lenders providing mortgage financing. If mortgage interest rates increase and, consequently, the ability of prospective buyers to finance home purchases is adversely affected, home sales, gross margins and cash flow may also be adversely affected and the impact may be material. Interest rates are currently at historically low levels and, while it is impossible to predict future increases or decreases in market interest rates, we do not expect rates to remain indefinitely at their current levels. In addition, homebuilding activities depend upon the availability and costs of mortgage financing for buyers of homes owned by potential customers, as those customers (move-up buyers) often need to sell their residences before they purchase our homes. Any reduction of financing availability could adversely affect home sales.

If we are unable to successfully compete in the highly competitive homebuilding industry, our financial results and growth could suffer.

      The homebuilding industry is highly competitive. We compete for sales in each of our markets with national, regional and local developers and homebuilders, existing home resales and, to a lesser extent, condominiums and available rental housing. If we are unable to successfully compete, our financial results and growth could suffer and the value of, or our ability to service, the notes could be adversely affected. Some of our competitors have significantly greater financial resources or lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Competition is expected to continue and become more intense, and there may be new entrants in the markets in which we currently operate and in markets we may enter in the future.

Our lack of geographic diversification could adversely affect us if the homebuilding industry in our current markets should decline.

      We have operations in Texas, Arizona, Northern California and Nevada. Our lack of geographic diversification could adversely impact us if the homebuilding business in our current markets should decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.

We are subject to extensive government regulation that could cause us to incur significant liabilities or restrict our business activities.

      Regulatory requirements could cause us to incur significant liabilities and costs and could restrict our business activities. We are subject to local, state, and federal statutes and rules regulating certain development matters, as well as building and site design. We are subject to various fees and charges of government authorities designed to defray the cost of providing certain governmental services and improvements. We may be subject to additional costs and delays or may be precluded entirely from building projects because of “no-growth” or “slow-growth” initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. We must also obtain licenses, permits, and approvals from government agencies to engage in certain activities, the granting or receipt of which are beyond our control.

      We are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or geographic areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber.

We continue to consider growth or expansion of our operations which could have a material adverse effect on our cash flows or profitability.

      We may continue to consider growth or expansion of our operations in our current markets or in other areas of the country. Our expansion into new or existing markets could have a material adverse effect on our cash flows or profitability. The magnitude, timing and nature of any future expansion will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. New acquisitions may result in the incurrence of additional debt, some of which could be secured, and therefore, structurally senior to the notes. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct experience, and the potential loss of key employees of the acquired company.

      During 2002 we acquired Hammonds Homes and Perma-Bilt Homes and we cannot assure you that:

•	the Hammonds and Perma-Bilt businesses will be successfully integrated with our existing business;

•	the market and financial synergies we anticipate will be achieved in our expected time frame, or at all;

•	the acquisitions will be accretive to earnings due to unexpected expenses, contingencies or liabilities, or due to the financial performance of the Hammonds and Perma-Bilt businesses;

•	the combined companies will not lose key employees, management, suppliers or subcontractors; and

•	we can successfully manage new housing lines that were previously managed by Hammonds and Perma-Bilt or new lines planned for the future.

We are dependent on the services of certain key employees and the loss of their services could harm our business.

      Our success largely depends on the continuing services of certain key employees, including our Co-Chief Executive Officers, Steven J. Hilton and John R. Landon, and our continued favorable development depends on our ability to attract and retain qualified personnel. We have an employment agreement with Steven J. Hilton, but we do not have an employment agreement with John R. Landon and certain other key employees. We believe that Steven J. Hilton and John R. Landon each possess valuable industry knowledge and experience and leadership abilities that would be difficult in the short term to replicate. The loss of key employees could harm our operations and business plans.

We depend on the continued availability and satisfactory performance of our subcontractors which, if unavailable, could have a material adverse effect on our business.

      We conduct our construction operations only as a general contractor. Virtually all architectural and construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the design and construction of our homes. We cannot assure you that there will be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors. In addition, inadequate subcontractor resources could have a material adverse affect on our business.

Our future operating results may be adversely impacted by high inflation.

      We, like other homebuilders, may be adversely affected during periods of high inflation, mainly because of higher land and construction costs. Also, higher mortgage interest rates may significantly affect the affordability of mortgage financing to prospective buyers. Inflation also increases our cost of financing, materials and labor and could cause our financial results or growth to decline, which could impact the value of the notes and the cash flow available to service the notes. We attempt to pass cost increases on to our customers through higher sales prices. To date, inflation has not had a material adverse effect on our results of operations; however, inflation could impact our future operating results.

Our business and operating results could be adversely affected by natural disasters.

      We have significant homebuilding operations in Texas and Northern California. Some of our markets in Texas occasionally experience severe weather conditions, such as tornadoes or hurricanes. Northern California has experienced a significant number of earthquakes, flooding, landslides and other natural disasters in recent years. We do not insure against some of these risks. These occurrences could damage or destroy some of our homes under construction or our building lots, which may result in losses that exceed our insurance coverage. We could also suffer significant construction delays or substantial fluctuations in the pricing or availability of building materials. Any of these events could cause a decrease in our revenue, cash flows and earnings.

There are a number of laws, regulations and accounting pronouncements, recently adopted or proposed, that could affect our corporate governance or accounting practices.

      In the past several months, a number of new laws, governmental and stock exchange regulations, as well as accounting policies, principles or practices, have been adopted or proposed, many of which could, depending on their ultimate outcome or interpretations, affect our corporate governance or accounting methods. As an example, the accounting profession recently adopted new standards for whether certain transactions should be accounted for as on- or off-balance sheet transactions. We have the right to acquire a substantial amount of lot inventory through rolling options with third parties and, to a lesser extent, joint ventures. Historically our rolling options and similar contractual arrangements to acquire lot inventory have not been reflected as on-balance sheet transactions. We are continuing to evaluate new and proposed accounting standards relating to on- and off-balance sheet transactions. If we ultimately determine that these standards dictate that our rolling option and similar arrangements should be reflected as on-balance sheet transactions, there could be a material change in the amount of assets and liabilities we report. Such a change could alter investor’s perceptions of our financial position and liquidity which could have an adverse affect on our stock and bond prices. At the present time, we do not believe that these pronouncements, and other current proposals, will materially affect us; however, we cannot assure you that the ultimate interpretation or implementation of new and proposed laws and other pronouncements will not produce such an effect.

Acts of war may seriously harm our business.

      Acts of war or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict with Iraq, may cause disruption to the economy, our company, our employees and our customers, which could impact our revenue, cost and expenses, and financial condition.

This prospectus includes forward-looking statements and there are a number of risks and uncertainties that could cause our actual results to differ materially from these forward-looking statements.

      This prospectus includes forward looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

      There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this Risk Factors section.

Risks Associated with the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

      We will have substantial indebtedness after this offering. As of May 31, 2003, we had approximately $349.5 million of indebtedness. In addition, subject to restrictions in the indenture for the notes we are offering and the agreement for our senior unsecured credit facility, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

•	we have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we are more vulnerable to economic downturns and adverse developments in our business.

      We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our senior unsecured credit facility and other debt from cash flow from our operations. Our annual debt service requirements for the notes is approximately $20 million. Because the notes carry a fixed rate of interest, we are not subject to interest rate risk for these obligations. Our annual debt service requirements for our senior unsecured credit facility depends on a number of factors, including the level of borrowings under the facility and interest rates. Our projected annual debt service requirements relating to the credit facility are $5.25 million based on outstanding credit facility borrowings at May 31, 2003. For each one percent increase in interest rates, this debt service requirement would increase by approximately $1.4 million per year. The scheduled maturity for the outstanding borrowings under our credit facility is December 2005. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors.

      We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have sufficient funds, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our senior unsecured credit facility and the indenture, may restrict us from pursuing any of these alternatives.

The indenture for the notes we are offering and our senior unsecured credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

      The indenture for the notes and the agreement for our senior unsecured credit facility impose significant operating and financial restrictions on us. These restrictions limit the ability of us and our subsidiaries, among other things, to:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

      In addition, the indenture for the notes requires us to maintain a minimum consolidated tangible net worth and our senior unsecured credit facility requires us to maintain other specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable.

We may not be able to satisfy our obligations to holders of the notes upon a change of control or a decline in our consolidated tangible net worth.

      Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes and any other additional notes we may issue in the future pursuant to the indenture governing the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued interest and liquidated damages, if any, to the date of purchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our senior unsecured credit facility. In addition, a change of control may constitute an event of default under our senior unsecured credit facility. A default under our senior unsecured credit facility could result in an event of default under the indenture if the lenders accelerate the debt under our credit facility.

      In addition, if our consolidated tangible net worth falls below $60.0 million for any two consecutive fiscal quarters, we are required to make an offer to purchase up to 10% of the notes then outstanding at a price equal to 100% of the principal amount, together with any accrued interest and liquidated damages, if any, to the date of purchase. As of May 31, 2003 our consolidated tangible net worth was approximately $266.4 million.

      If either event occurs, we may not have enough assets to satisfy all obligations under our senior unsecured credit facility and the indenture. In order to satisfy our obligations we could seek to refinance the indebtedness under our senior unsecured credit facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

There is uncertainty about the meaning of the phrase “all or substantially all” in connection with determining whether a change of control has occurred.

      One of the events that triggers our obligation to repurchase the notes upon a change in control is the sale of all of substantially all of our assets. The phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore, it may be unclear as to whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

We could enter into transactions that would not constitute a change of control giving rise to an obligation to repurchase the notes, but that could increase the amount of our indebtedness outstanding.

      The indenture for the notes and the agreement for our senior unsecured credit facility impose significant restrictions on our ability to incur additional indebtedness or liens, make investments, and sell assets, among others. In addition, the indenture imposes obligations on us to offer to repurchase the notes if we enter into a transaction that constitutes a change of control. Nevertheless, we could, in the future, enter into transactions such as acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control giving rise to an obligation by us to repurchase the notes, but that could increase the amount of indebtedness outstanding. Such transactions could affect our capital structure or credit ratings or otherwise affect the holders of the notes.

The guarantees may be voided under specific legal circumstances.

      The outstanding notes are, and the exchange notes will be, guaranteed by all of our existing subsidiaries (other than our two mortgage broker subsidiaries) and certain future subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor’s unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued a guarantee of the notes:

•	it issued the guarantee to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and:

•	it was insolvent or rendered insolvent by reason of issuing the guarantee; or

•	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to holders of the notes and the guarantees of the notes.

      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

      Based upon financial and other information currently available to us, we believe that the debt evidenced by the guarantees is being incurred for proper purposes and in good faith. We believe that the guarantors:

•	are solvent and will continue to be solvent after issuing the guarantees;

•	will have sufficient capital for carrying on the business we intend to conduct after this offering is completed; and

•	will be able to service their debts as they come due.

There is no established trading market for the exchange notes and you may not be able to sell the notes quickly or at the price that you paid.

      We expect that there will be a limited trading market for the exchange notes, if any. Although the exchange notes will be registered, we do not intend to list the exchange notes on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the outstanding notes and the exchange notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the outstanding notes or exchange notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

      We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for the notes following the offer to exchange the outstanding notes for exchange notes. Future trading prices of the outstanding notes and exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the outstanding notes and, if issued, the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

There may be adverse consequences to holders of outstanding notes that do not tender their outstanding notes pursuant to the exchange offer.

      If you fail to properly exchange your outstanding notes for exchange notes, you will continue to hold outstanding notes subject to transfer restrictions, and the liquidity of the trading market for any untendered outstanding notes may be substantially limited.

      We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. You should allow sufficient time to ensure timely delivery of the outstanding notes, and you should carefully follow the instructions on how to tender your outstanding notes set forth under the “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of notes.

      The holders of outstanding notes that do not exchange them pursuant to this exchange offer will continue to be subject to restrictions on the transfer of the outstanding notes because the issuance of the outstanding notes was not registered under the Securities Act or registered or qualified under any state securities laws. We do not currently anticipate that, except in certain limited circumstances, we will register the outstanding notes under the Securities Act. To the extent that we exchange outstanding notes a result of this exchange offer, the ability to trade untendered outstanding notes may be adversely affected.

USE OF PROCEEDS

      We will receive no proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer. We used the gross proceeds of $51.6 million from the sale of the outstanding notes to repay a portion of our senior unsecured credit facility and to pay fees, commissions and expenses relating to the sale of the outstanding notes. Of the gross proceeds, approximately $51.0 million was used to pay down our senior unsecured credit facility and $0.6 million was used to pay fees, commissions and other costs of the foregoing. See “Description of Certain Existing Indebtedness” for information regarding our existing debt.

SELECTED HISTORICAL FINANCIAL DATA

      The following table presents selected historical consolidated financial and operating data of Meritage Corporation and subsidiaries as of and for each of the last five years ended December 31, 2002 and the three months ended March 31, 2003 and 2002. The financial data has been derived from our audited and unaudited consolidated financial statements and related notes. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus. The data below includes the operations of Meritage Homes of Northern California, Hancock Communities, Hammonds Homes and Perma-Bilt Homes since their respective dates of acquisition. Those dates are as follows: Meritage Homes of Northern California, effective July 1, 1998; Hancock Communities, effective June 1, 2001; Hammonds Homes, effective July 1, 2002 and Perma-Bilt Homes, effective October 1, 2002.

Three Months Ended
Years Ended December 31,	March 31,

2002	2001	2000	1999	1998	2003	2002

(Dollars in thousands)	(Unaudited)
Statement of Earnings Data:
Total sales revenue	$1,119,817	$744,174	$520,467	$341,786	$257,113	$283,410	$169,731
Total cost of sales	(904,921)	(586,914)	(415,649)	(277,287)	(205,188)	(227,056)	(138,095)

Gross profit	214,896	157,260	104,818	64,499	51,925	56,354	31,636
Earnings from mortgage assets and other income, net(1)	5,435	2,884	1,847	2,064	3,961	1,209	1,168
Commissions and other sales costs	(65,291)	(41,085)	(28,680)	(19,243)	(14,292)	(19,745)	(11,296)
General and administrative expenses(2)	(41,496)	(36,105)	(21,215)	(15,100)	(10,632)	(12,212)	(7,465)
Interest expense	—	—	(8)	(6)	(462)	—	—

Earnings before income taxes	113,544	82,954	56,762	32,214	30,500	25,606	14,043
Income taxes(2)(3)	(43,607)	(32,295)	(21,000)	(13,269)	(6,497)	(9,833)	(5,477)

Net earnings	$69,937	$50,659	$35,762	$18,945	$24,003	$15,773	$8,566

Net Earnings per common share(4)(5):
Basic	$5.64	$4.78	$3.46	$1.75	$2.26	$1.21	$0.77
Diluted	$5.31	$4.30	$3.13	$1.57	$1.96	$1.15	$0.72
Other Financial and Operating Data(6):
Gross profit margin	19.2%	21.1%	20.1%	18.9%	20.2%	19.9%	18.6%
Ratio of earnings to fixed charges(7)	5.82	x	5.39	x	5.80	x	4.94	x	7.42	x	4.50	x	3.39	x
Homes closed	4,574	3,270	2,227	1,643	1,291	1,136	758
Homes ordered	4,504	3,016	2,480	1,840	1,466	1,582	1,160
Average sales price of homes closed	$243	$227	$231	$203	$198	$250	$224

						Three Months Ended
	Years Ended December 31,					March 31,

	2002	2001	2000	1999	1998	2003	2002

	(Dollars in thousands)					(Unaudited)
Average sales price of homes ordered	$258	$232	$244	$211	$194	$261	$253
Backlog at end of period	$537,764	$374,951	$309,901	$199,445	$145,294	$667,218	$498,302
Backlog at end of period (homes)	2,070	1,602	1,246	885	688	2,516	2,004

	At December 31,					At March 31,

	2002	2001	2000	1999	1998	2003

						(Unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Real estate	$484,970	$330,238	$211,307	$171,012	$104,759	$543,278
Total assets	691,788	436,715	267,075	226,559	152,250	774,431
Total debt	264,927	177,561	86,152	85,937	37,205	318,075
Stockholders’ equity	317,308	176,587	121,099	90,411	72,279	327,978

(1)	Earnings from mortgage assets that were obtained from our predecessor and disposed of in 1998 are not applicable for 1999 to 2002.

(2)	2001 earnings include a $382,651 loss related to the net effect of early extinguishments of long-term debt. Previously this amount, net of the tax effect of $149,234, was reported as an extraordinary item. We have reclassified this loss as general and administrative expense and income tax benefit, respectively, to conform with the requirements of SFAS 145, which was effective January 31, 2003.

(3)	Due to the use of our net operating loss carryforward (NOL) obtained from our predecessor, we paid limited income taxes during 1998, until the NOL was fully utilized.

(4)	We did not pay cash dividends in years 1998 through 2002.

(5)	All amounts reflect a 2-for-1 stock split in the form of a stock dividend that occurred in April 2002.

(6)	Operating data and operating ratios are unaudited.

(7)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges and amortization of capitalized interest less interest capitalized. “Fixed charges” consist of interest expense including amortization of deferred debt expense, one-half of rent expense, which is deemed to be representative of an interest factor, and capitalized interest. See Exhibit 12.1 for calculation of ratio of earnings to fixed charges for all periods presented.

DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS

      The following is a summary of certain of our and our subsidiaries’ indebtedness.

Senior Unsecured Credit Facility

      In December 2002 we entered into a credit agreement which provides for a $250 million senior unsecured revolving credit facility, with a $40 million letter of credit sublimit. Guaranty Bank is the administrative agent for the facility, which matures on December 12, 2005, subject to extension provisions. This unsecured facility replaced our two secured credit facilities, which were repaid with the initial loan proceeds of the unsecured facility.

      At May 31, 2003, $141.7 million of borrowings were outstanding under our senior unsecured revolving credit facility, and approximately $18.9 million was outstanding in letters of credit, leaving availability under the bank credit facility of approximately $89.4 million. Of the $89.4 million available under the bank credit facility, we currently have borrowing base assets sufficient to enable us to draw this entire amount.

      The interest rate on this credit facility is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus an applicable margin that is determined by the level of a predefined financial leverage ratio. In addition, we incur commitment fees on the unused portion of the revolver that range from 0.275% to 0.50% per annum. The interest rate for outstanding balances under the bank credit facility at May 31, 2003 was at prime (4.25%) or at LIBOR (rate approximately 1.273%) plus two percent.

      This credit facility contains certain financial and other covenants, including covenants:

•	requiring us to maintain tangible net worth of at least $180 million plus 50% of net income earned since October 1, 2002 plus 75% of the aggregate net increase in tangible net worth resulting from the sale of capital stock and other equity interests (as defined);

•	prohibiting our ratio of indebtedness (including accrued expenses) to tangible net worth from being greater than 2.25 to 1;

•	requiring us to maintain a ratio of EBITDA (including interest amortized to cost of sales) to interest incurred (as defined) of at least 2.00 to 1;

•	prohibiting the net book value of our land and lots where construction of a home has not commenced to exceed 125% of tangible net worth and prohibiting the net book value of our raw land where grading or infrastructure improvements have not begun to exceed 20% of tangible net worth;

•	limiting the number of unsold housing units and model units that we may have in our inventory at the end of any fiscal quarter as follows:

(i)	unsold homes cannot exceed 25% of the number of home closings within the four fiscal quarters ending on such date; and

(ii)	model homes cannot exceed 10% of the number of home closings within the four fiscal quarters ending on such date; and

•	prohibiting us from entering into any sale and leaseback transaction, excluding the sale and leaseback of model homes and prohibiting us from creating or incurring any off-balance sheet liability. For purposes of our credit facility, off-balance sheet liabilities include:

•	certain liabilities arising under asset securitization transactions;

•	monetary obligations under synthetic leases, tax retention or off-balance sheet lease transactions that upon the application of any debtor relief law to us would be characterized as indebtedness;

•	any other monetary obligation with respect to any transaction which upon the application of any debtor relief law to us would be characterized as indebtedness or which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on our consolidated balance sheet.

      Notwithstanding the above, our credit facility specifically provides that liabilities (i) under rolling options and similar contracts for the acquisition of real property and (ii) arising under model home leases shall not be deemed off-balance sheet liabilities.

Other Debt

      We have other land acquisition and development seller carryback financing totaling approximately $1.2 million at May 31, 2003, secured by first deeds of trust on real estate. Interest on these facilities is payable at a fixed 15% per annum rate. Principal and interest payments are due upon the sale of individual properties to third parties.

DESCRIPTION OF THE EXCHANGE NOTES

      As used below in this “Description of the Exchange Notes” section, the “Issuer” means Meritage Corporation, a Maryland corporation, and its successors, but not any of its subsidiaries. The Issuer will issue the exchange notes described in this prospectus under an indenture, dated as of May 30, 2001, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the exchange notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. You may obtain a copy of the indenture from the Issuer at its address set forth elsewhere in this prospectus.

      The following is a summary of the material terms and provisions of the exchange notes. As used in this “Description of the Exchange Notes”, the terms “Notes” and “notes” mean the series of the Issuer’s senior debt securities issued under the indenture designated as its 9.75% Senior Notes due 2011 (including the outstanding notes, the exchange notes, the initial notes and any other Additional Notes (as defined below) that the Issuer may issue from time to time in the future), in each case except as otherwise expressly provided or as the context otherwise requires. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of the indenture. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.”

Principal, Maturity and Interest

      The Notes will mature on June 1, 2011. The Notes will bear interest at the rate shown on the cover page of this prospectus, payable on June 1 and December 1 of each year to holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

      The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

      An aggregate of up to $50.0 million principal amount of outstanding notes is being offered in the exchange offer. There are currently issued and outstanding under the indenture $205.0 million in aggregate principal amount of 9.75% senior notes due 2011, which are subject to the same terms and conditions as the exchange notes and which consist of (i) the $50 million in aggregate principal amount of unregistered outstanding notes for which the registered exchange notes are offered in exchange pursuant to this prospectus and (ii) $155.0 million in aggregate principal amount of 9.75% senior notes due 2011 originally issued under the indenture as of May 30, 2001, referred to in this section as the “Initial Notes”. The Initial Notes, which will remain outstanding following the completion of this exchange offer, and the exchange notes will constitute part of the same series of securities and will vote together as a series on all matters. Except where the context otherwise requires, and any other Additional Notes (as defined below), all references to the exchange notes in this section includes the Initial Notes. An aggregate principal amount of $165.0 million of Initial Notes were issued under the indenture on May 30, 2001, $10.0 million of which have been repurchased by us. Subject to the covenants described below under “Certain Covenants” and applicable law, the Issuer may subsequently issue Additional Notes from time to time in an aggregate principal amount not to exceed $75.0 million (after giving effect to the $50.0 million aggregate principal amount of the outstanding notes, which we issued on February 21, 2003). “Additional Notes” are Notes originally issued under the indenture after May 30, 2001, which was the date on which the Initial Notes were originally issued. The outstanding notes and exchange notes constitute Additional Notes. The Initial Notes, the outstanding notes and the exchange notes offered by this prospectus and all other Additional Notes (if any) the Issuer may issue in the future will be a single series of senior debt securities under the indenture and will vote on all matters as one class, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes

      If a holder has given wire transfer instructions to the Issuer at least ten business days prior to the applicable payment date, the Issuer will make all payments on such holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent and registrar for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Ranking

      The outstanding notes are, and the exchange notes will be, general unsecured obligations of the Issuer. The Notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each note guarantee (as defined below) will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such note guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

      The Notes and each note guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. Although the indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “— Certain Covenants — Limitations on Additional Indebtedness” and “— Limitations on Liens.”

      The Notes will also be effectively subordinated to all existing and future obligations, including Indebtedness, of any Unrestricted Subsidiaries. Claims of creditors of Unrestricted Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the Notes.

Note Guarantees

      The Issuer’s obligations under the Notes and the indenture will be jointly and severally guaranteed by each Restricted Subsidiary.

      Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

      As of the date of this prospectus, all of our Subsidiaries, other than MTH Mortgage, LLC and Texas Home Mortgage Corporation, which conduct our mortgage broker business, will be “Restricted Subsidiaries,” and all of our Restricted Subsidiaries will be Guarantors. However, under the circumstances described below under the subheading “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our other Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its note guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the indenture.

      The obligations of each Guarantor under its note guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities permitted under clause (1) of “— Certain Covenants — Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its note guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under its note guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its note guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

      In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Restricted Subsidiaries, then that Guarantor will be released and relieved of any obligations under its note guarantee; provided that the Net Available Proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of the indenture, to the extent required thereby. See “— Certain Covenants — Limitations on Asset Sales.” In addition, the indenture will provide that any Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Guarantor, in each case in accordance with the provisions of the indenture, will be released from its note guarantee upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

Optional Redemption

      Except as set forth below, the Notes may not be redeemed prior to June 1, 2006. At any time on or after June 1, 2006, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning June 1 of the years indicated:

Optional
Year	Redemption Price

2006	104.875%
2007	103.250%
2008	101.625%
2009 and thereafter	100.000%

      At any time prior to June 1, 2004, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 109.750% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

      The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

Selection and Notice of Redemption

      In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described in the second paragraph under “— Optional Redemption,” selection of the Notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

      Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the indenture.

Change of Control

      Upon the occurrence of any Change of Control, each holder will have the right to require that the Issuer purchase that holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

      Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the indenture and described in the notice, on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such change of control offer; and

(3) describing the procedures that holders must follow to accept the change of control offer. The change of control offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Issuer will publicly announce the results of the change of control offer on or as soon as practicable after the date of purchase.

      If a change of control offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept the change of control offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a change of control offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

      The provisions described above that require us to make a change of control offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer’s obligation to make a change of control offer will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance with the requirements applicable to a change of control offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the change of control offer.

      A “Change of Control” includes certain sales of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries. The phrase “all or substantially all” as used in the indenture (including as set forth under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Issuer to purchase Notes.

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue of this compliance.

Certain Covenants

      The indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 3.00 to 1.00 (either (a) or (b), the “Ratio Exception”).

      Notwithstanding the above, so long as no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding (whether incurred under the Ratio Exception or as Permitted Indebtedness) not to exceed the greater of (x) $165.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2) the Notes and the note guarantees issued on the Issue Date;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness of the Issuer and the Restricted Subsidiaries under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Issuer owed to a Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligation, under the indenture and the Notes and (b) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding $15.0 million;

(8) Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception or clause (2) or (3) above; and

(12) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million at any time outstanding.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above.

     Limitations on Layering Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) contractually made expressly subordinate to the Notes or the note guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is contractually subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

     Limitations on Restricted Payments

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds or the fair market value of any assets to be used in a Permitted Business (other than securities) received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than to the extent any such proceeds are used to redeem Notes in accordance with the second paragraph under “— Optional Redemption,” plus

(c) the aggregate amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a

Subsidiary of the Issuer) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the fair market value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f) $10.0 million.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the indenture;

(2) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the indenture;

(4) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2.0 million during any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $4.0 million in any calendar year); or

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

     Maintenance of Consolidated Tangible Net Worth

      If the Issuer’s Consolidated Tangible Net Worth declines below $60.0 million at the end of any fiscal quarter, the Company must deliver an officers’ certificate to the trustee within 55 days after the end of that fiscal quarter (110 days after the end of any fiscal year) to notify the trustee. If, on the last day of each of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to as a “Deficiency Date”), the Issuer’s Consolidated Tangible Net Worth is less than $60.0 million, then the Issuer must make an offer to all holders of Notes to purchase 10% of the aggregate principal amount of the Notes originally issued (the “Net Worth Offer Amount”) at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that no such net worth offer shall be required if, after the Deficiency Date but prior to the date the Issuer is required to make the net worth offer, capital in cash or Cash Equivalents is contributed for Qualified Equity Interests of the Issuer sufficient to increase the Issuer’s Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or above $60.0 million.

      The Issuer must make the net worth offer no later than 65 days after each Deficiency Date (120 days if such Deficiency Date is the last day of the Issuer’s fiscal year). The net worth offer is required to remain open for a period of 20 business days following its commencement or for such longer period as required by law. The Issuer is required to purchase the Net Worth Offer Amount of the Notes on a designated date no later than five business days after the termination of the net worth offer, or if less than the Net Worth Offer Amount of Notes shall have been tendered, all Notes then tendered.

      If the aggregate principal amount of Notes tendered exceeds the Net Worth Offer Amount, the Issuer is required to purchase the Notes tendered to it pro rata among the Notes tendered (with such adjustments as may be appropriate so that only Notes in denominations of $1,000 and integral multiples thereof shall be purchased).

      In no event will the failure of the Issuer’s Consolidated Tangible Net Worth to equal or exceed $60.0 million at the end of any fiscal quarter be counted toward the requirement to make more than one net worth offer. The Issuer may reduce the principal amount of Notes to be purchased pursuant to the net worth offer by subtracting 100% of the principal amount (excluding premium) of the Notes redeemed by the Issuer prior to the purchase (otherwise than under this provision). The Issuer, however, may not credit Notes that have been previously used as a credit against any obligation to repurchase Notes pursuant to this provision.

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a net worth offer. To the extent that the provisions of any securities laws or regulations conflict with the “Net Worth Offer” provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Net Worth Offer” provisions of the indenture by virtue of this compliance.

      If a net worth offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept the net worth offer. In addition, we cannot assure you that the Issuer will be able to obtain the consents necessary to consummate a net worth offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

      The Issuer’s Consolidated Tangible Net Worth was approximately $266.4 million as of May 31, 2003.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the indenture, the Notes and the note guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the indenture to any person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the assets of any person, other than the person or the assets so acquired;

(8) encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to the agreements creating or evidencing the Indebtedness being refinanced;

(9) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired; and

(11) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

     Limitations on Transactions with Affiliates

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $60,000 (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that may have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction involving aggregate value of $1.0 million or more, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above;

(b) with respect to any Affiliate Transaction involving aggregate value in excess of $2.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and a secretary’s certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(c) with respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (b) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

      The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangements;

(3) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(4) any agreement as in effect as of the Issue Date (including the Wells Fargo Credit Agreement) or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(5) Restricted Payments of the type described in clause (1), (2) or (4) of the definition of “Restricted Payment” and which are made in accordance with the covenant described under “— Limitations on Restricted Payments”; or

(6) sales of Qualified Equity Interests for cash by the Issuer to an Affiliate.

     Limitations on Liens

      The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than Permitted Liens) any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a note guarantee, effective provision is made to secure the Notes or such note guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a note guarantee, effective provision is made to secure the Notes or such note guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

     Limitations on Asset Sales

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

      For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the fair market value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business.

      If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

      If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than one year following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) repay any Indebtedness under the Credit Facilities;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business.

      The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all holders in accordance with the procedures set forth in the indenture, and (b) redeem (or make an offer to do

so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

      To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto, the Issuer may use such shortfall, or a portion thereof, for general corporate purposes, subject to the provisions of the indenture.

      In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a person in a transaction covered by and effected in accordance with the covenant described under “— Limitations on Mergers, Consolidations, Etc.,” the successor corporation shall be deemed to have sold for cash at fair market value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such fair market value being deemed to be Net Available Proceeds for such purpose).

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

      The Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the indenture only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2) the Issuer would be permitted to make, at the time of such designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the fair market value of the Issuer’s proportionate interest in such Subsidiary on such date.

      No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Permitted Unrestricted Subsidiary Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Issuer or such Restricted Subsidiary;

(3) is a person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the person’s financial condition or to cause the person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “— Limitations on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “— Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

      As of the date of this prospectus, the Issuer has designated MTH Mortgage, LLC and Texas Home Mortgage Company as Unrestricted Subsidiaries.

      The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the indenture.

      All designations and redesignations must be evidenced by resolutions of the board of directors of the Issuer, delivered to the trustee certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

      The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a plan of liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing person; or

(b) the person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a plan of liquidation, any person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of the Issuer under the Notes and the indenture; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

      For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

      Except as provided under the caption “— Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing person; or

(b) the person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of such Guarantor under the note guarantee of such Guarantor and the indenture; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

      Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its note guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the indenture, the Notes and the note guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its note guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the indenture and its note guarantee, if applicable.

      Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

      If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the trustee (a) a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

      The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

      Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

      In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

      Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a change of control offer as described above under “— Change of Control”;

(4) failure by the Issuer to comply with any other agreement or covenant in the indenture and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10.0 million or more;

(6) one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a custodian of the Issuer or any Significant Subsidiary or a custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9) any note guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its note guarantee (other than by reason of release of a Guarantor from its note guarantee in accordance with the terms of the indenture and the note guarantee).

      If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the indenture, the trustee, by written notice to the Issuer, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the trustee, may declare all amounts owing under the

Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

      The trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” the trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders.

      No holder will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such holder and a request to act by holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of Default” section).

      The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture and, upon any officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

      The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes. Legal defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the note guarantees, and the indenture shall cease to be of further effect as to all outstanding Notes and note guarantees, except as to:

(1) rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuer’s obligation in connection therewith, and

(4) the legal defeasance provisions of the indenture.

      In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture, and thereafter any omission to comply with such obligations shall not constitute a Default. In the event covenant defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its legal defeasance option regardless of whether it previously exercised covenant defeasance.

      In order to exercise either legal defeasance or covenant defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the trustee must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of legal defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(3) in the case of covenant defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

      If the funds deposited with the trustee to effect covenant defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the trustee for cancellation, or

(2) (a) all Notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the indenture,

(c) the Issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d) the trustee, for the benefit of the holders, has a valid, perfected, exclusive security interest in this trust.

      In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

      A holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the indenture. Without the prior consent of the Issuer, the registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

      The Notes will be issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding; provided that:

(a) no such amendment may, without the consent of the holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligation of the Issuer under the heading “— Change of Control” or the related definitions that could adversely affect the rights of any holder; and

(b) without the consent of each holder affected, the Issuer and the trustee may not:

(1) change the maturity of any Note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the indenture or the related definitions to affect the ranking of the Notes or any note guarantee in a manner that adversely affects the holders;

(6) reduce the percentage of holders necessary to consent to an amendment or waiver to the indenture or the Notes;

(7) impair the rights of holders to receive payments of principal of or interest on the Notes;

(8) release any Guarantor from any of its obligations under its note guarantee or the indenture, except as permitted by the indenture; or

(9) make any change in these amendment and waiver provisions.

      Notwithstanding the foregoing, the Issuer and the trustee may amend the indenture, the note guarantees or the Notes without the consent of any holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to the holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its note guarantee or the indenture (to the extent permitted by the indenture), to make any change that does not materially adversely affect the rights of any holder or, in the case of the indenture, to maintain the qualification of the indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the indenture or of any Guarantor under its note guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the note guarantees.

Concerning the Trustee

      Wells Fargo Bank, National Association is the trustee under the indenture and has been appointed by the Issuer as registrar and paying agent with regard to the Notes. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture), it must eliminate such conflict or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee.

Governing Law

      The indenture, the Notes and the note guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form of Notes

      The exchange notes will initially be represented by one or more global notes in definitive, fully registered form without interest coupons. The global notes will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

      DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anónyme, Luxembourg (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants of the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder of outstanding Notes represented by such global notes under the indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners of holder thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. None of the Issuer, the Guarantors of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

      Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee may treat the persons in whose names any Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form. In addition, if (1) the Issuer notifies the trustee in writing that DTC is no longer willing or able to act as depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identified as being the beneficial owner of the related notes.

      Neither the Issuer nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and the Issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

      “Acquired Indebtedness” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such person and its Subsidiaries existing at the time such person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a person (other than the Issuer or a Restricted Subsidiary) existing at the time such person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another person, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such merger or acquisition.

      “Affiliate” of any person means any other person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent person. For purposes of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any person, any other person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the voting stock of the referent person, (2) of which 10% or more of the voting stock is beneficially owned or held, directly or indirectly, by the referenced person or (3) with respect to an individual, any immediate family member of such person. For purposes of this definition, “control” of a person shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other person if, as a result of such Investment, such person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other person or any division or line of business of any other person.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the provisions described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “— Certain Covenants — Limitations on Restricted Payments”;

(4) the creation or realization of any Permitted Lien;

(5) transactions in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land and (B) real estate (including related amenities and improvements);

(6) dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business; and

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

      “Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

      “Borrowing Base” means, at any time of determination, the sum of the following without duplication:

(1) 100% of all cash and Cash Equivalents held by the Issuer or any Restricted Subsidiary;

(2) 75% of the book value of Developed Land for which no construction has occurred;

(3) 95% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Issuer) for all Units for which there is an executed purchase contract with a buyer not Affiliated with the Issuer, less any deposits, down payments or earnest money;

(4) 80% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Issuer) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not Affiliated with the Company; and

(5) 50% of the costs of Entitled Land (other than Developed Land) on which improvements have not commenced, less mortgage Indebtedness (other than under a Credit Facility) applicable to such land.

      “Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

      “Capitalized Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another person other than a Permitted Holder or any person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate 100% of the total voting power of the voting stock of the Issuer immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of the Issuer or the surviving or transferee person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

      “Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense and interest and other charges amortized to cost of home sales and cost of land sales, and

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

      “Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any preferred stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with

Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

      If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

      In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

      “Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

      “Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (other than interest and other charges amortized to cost of home sales and cost of land sales) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Issuer or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness of any other person guaranteed by the Issuer or any Restricted Subsidiary.

      “Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations but not including interest or other charges amortized to cost of home sales and cost of land sales).

      “Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any person (other than a Restricted Subsidiary) in which any person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any person that accrued prior to the date that (a) such person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary; and

(6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period.

      In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “— Certain Covenants — Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (14) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

      “Consolidated Net Worth” means, with respect to any person as of any date, the consolidated stockholders’ equity of such person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such person or a Subsidiary of such person.

      “Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Issuer and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness.

      “Consolidated Tangible Net Worth” means, with respect to any person as of any date, the Consolidated Net Worth of such person as of such date less (without duplication) all Intangible Assets of such person as of such date.

      “Credit Facilities” means (i) the Wells Fargo Credit Agreement and (ii) the Master Loan Agreement dated as of January 31, 1993, as amended, between Legacy/ Monterey Homes L.P., as borrower, and Guaranty Federal Bank, F.S.B, as lender, in each case (i) and (ii), including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreements, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

      “Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

      “Developed Land” means all Entitled Land of the Issuer and its Restricted Subsidiaries which is undergoing active development or is ready for vertical construction.

      “Disqualified Equity Interests” of any person means any Equity Interests of such person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such person that, by its terms, authorizes such person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “— Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “— Change of Control.”

      “Entitled Land” means all land of the Issuer and its Restricted Subsidiaries (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Issuer for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

      “Equity Interests” of any person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.

      “Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date, and each other person that is required to become a Guarantor by the terms of the indenture after the Issue Date, in each case, until such person is released from its note guarantee.

      “Hedging Obligations” of any person means the obligations of such person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

      “Indebtedness” of any person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof);

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such person;

(6) all Capitalized Lease Obligations of such person;

(7) all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

(8) all Indebtedness of others guaranteed by such person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such person;

(11) all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person; and

(12) the liquidation value of preferred stock of a Subsidiary of such person issued and outstanding and held by any person other than such person (or one of its Wholly-Owned Restricted Subsidiaries).

      Notwithstanding the foregoing, (a) earn-outs or similar profit sharing arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities and (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business shall not be considered Indebtedness. Any Indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred in the amount of the full principal amount at maturity thereof. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the indenture.

      The indenture will not restrict any Unrestricted Subsidiary from incurring Indebtedness nor will Indebtedness of any Unrestricted Subsidiaries be included in the Consolidated Fixed Charge Coverage Ratio or the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary.

      “Independent Director” means a director of the Issuer who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates in excess of $60,000, other than customary directors’ fees for serving on the board of directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of service to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

      “Intangible Assets” means, with respect to any person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such person prepared in accordance with GAAP.

      “Investments” of any person means:

(1) all direct or indirect investments by such person in any other person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other person, and any guarantee of Indebtedness of any other person;

(2) all purchases (or other acquisitions for consideration) by such person of Indebtedness, Equity Interests or other securities of any other person;

(3) all other items that would be classified as investments on a balance sheet of such person prepared in accordance with GAAP; and

(4) the designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the fair market value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the board of directors of the Issuer. Notwithstanding the foregoing, redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

      “Issue Date” means May 30, 2001.

      “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

      “Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

      “Non-Recourse Indebtedness” with respect to any person means Indebtedness of such person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such person may be realized upon in collection of principal or interest on such Indebtedness.

      “Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the Notes or the note guarantees, as applicable.

      “Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto or reasonable extensions thereof (including, without limitation, land development, home alarm, pest control, title and other ancillary businesses).

      “Permitted Holders” means Steven J. Hilton and John R. Landon, their respective wives and children, any corporation, limited liability company or partnership in which either of them has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of either of them or their wives or children.

      “Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness”;

(5) Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments in existence on the Issue Date;

(13) Investments made by the Issuer or any Restricted Subsidiary in joint ventures in a Permitted Business with unaffiliated third parties in an aggregate amount at any one time outstanding not to exceed 10% of the Issuer’s Consolidated Tangible Net Worth at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(14) other Investments in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (14) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (14) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (14) above.

      “Permitted Liens” means the following types of Liens:

(1) (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(6) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7) leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(8) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9) Liens securing all of the Notes and Liens securing any note guarantee;

(10) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date and Liens securing Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of the definition of “Permitted Indebtedness;”

(11) Liens in favor of the Issuer or a Guarantor;

(12) Liens securing Indebtedness under the Credit Facilities incurred pursuant to clause (1) of “— Limitations on Additional Indebtedness;”

(13) without limiting any other clause in this definition of “Permitted Liens,” Liens securing Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the indenture; provided, that the aggregate amount of all consolidated Indebtedness of the Issuer and the Restricted Subsidiaries secured by Liens (including all Indebtedness permitted to be secured by the other provisions of this definition, but excluding Non-Recourse Indebtedness) shall not exceed 40% of Consolidated Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof);

(14) Liens securing Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the indenture; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness;

(15) Liens securing Purchase Money Indebtedness permitted to be incurred under the indenture; provided that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness;

(16) Liens securing Acquired Indebtedness permitted to be incurred under the indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(17) Liens on assets of a person existing at the time such person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(18) Liens to secure Attributable Indebtedness permitted to be incurred under the indenture; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(19) attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(20) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Issuer and its Subsidiaries;

(21) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business; and

(22) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the indenture.

      “Permitted Unrestricted Subsidiary Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

      “Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

      “Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

      “Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to persons other than any Permitted Holder or any other person who is not, prior to such issuance and sale, an Affiliate of the Issuer.

      “Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

      “Receivables” means an amount owed with respect to completed sales of housing units, lots and parcels sold to an unaffiliated purchaser.

      “Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid and the amount of reasonable expenses incurred by the Issuer or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the note guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the note guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to

Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(4) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, extended or amended is secured.

      “Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

      “Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Restricted Payments.”

      “Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” means, with respect to any person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such person of any asset of such person which has been or is being sold or transferred by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

      “Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

      “Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the note guarantees, respectively.

      “Subsidiary” means, with respect to any person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

      “Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Issuer or any Restricted Subsidiary for sale or rental in the ordinary course of business; provided, however, that the number of Units that are rental Units at the time of determination shall not exceed 25% of the total Units sold or rented by the Issuer and its Restricted Subsidiaries during the immediately preceding twelve month period.

      “Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Issuer in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

      “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

      “Wells Fargo Credit Agreement” means the Loan Agreement dated as of December 29, 1999, as amended, by and among Monterey Homes Construction, Inc., Monterey Homes Arizona, Inc., Meritage Paseo Construction, LLC, Meritage Homes of Northern California, Inc., Meritage Paseo Crossing, LLC, Meritage Homes Construction, Inc. and Meritage Homes of Arizona, Inc., as borrowers, Wells Fargo Bank Arizona, National Association, as administrative agent and a lender, and California Bank & Trust, as documentation and syndication agent and a lender.

      “Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

THE EXCHANGE OFFER

Purposes and Effects

      We issued the outstanding notes on February 21, 2003 to the initial purchasers, who resold the outstanding notes to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with Regulation S of the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into the registration rights agreement pursuant to which we agreed to file with the SEC a registration statement with respect to an offer to exchange exchange notes for the outstanding notes within 75 days after the outstanding notes were issued. In addition, we agreed to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the outstanding notes were issued and to issue the exchange notes pursuant to the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

      The exchange offer is being made pursuant to the registration rights agreement. Holder of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

      Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for sale, sold and otherwise transferred by any holder (other than a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without registration or the delivery of a prospectus under the Securities Act, provided the holder acquires the exchange notes in the ordinary course of the holder’s business and the holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes.

      If a person were to participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC’s interpretation, (1) the position of the staff of the SEC enunciated in the no-action letters would not be applicable to the person and (2) the person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the exchange notes with any such resale transaction effected by it covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508 of the SEC’s Regulation S-K.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those exchange notes.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of exchange notes with addresses in any jurisdiction in which the exchange offer or the issuance of exchange notes pursuant to it would violate applicable securities or blue sky laws. Prior to the exchange offer, however, we will register or qualify, or cooperate with the holders of the outstanding notes and their respective counsel in connection with the registration or qualification of, the exchange notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and do anything else which is necessary or advisable to enable the offer and issuance of the exchange notes in those jurisdictions.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue exchange notes in exchange for all outstanding notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the exchange notes issued in the exchange will be the same as the principal amount of the outstanding notes for which they are exchanged. Holders may tender some or all of their outstanding notes in response to the exchange offer.

      However, outstanding notes may be tendered only in multiples of $1,000. See “Description of the Exchange Notes.”

      The form and terms of the exchange notes will be the same in all material respects as the form and terms of the outstanding notes, except that (1) the exchange notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the exchange notes will be registered, holders of exchange notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of outstanding notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities.

      Outstanding notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement.

      We will be deemed to accept all the outstanding notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those outstanding notes will be returned, without expense, to the tendering holder promptly after the expiration date.

      Holders who tender outstanding notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extension; Termination; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time,                     , 2003, the “expiration date” unless we extend it by notice to the exchange agent. The expiration date will be at least 20 business days after commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term “expiration date” will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. We may terminate the exchange offer by written notice to the exchange agent if any of the conditions described below under “— Conditions of the Exchange Offer” is not satisfied. If the exchange offer is amended in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a prospectus supplement that will be distributed to the registered holders.

Interest on Exchange Notes

      The exchange notes will bear interest at 9.75% per year from and including June 1, 2003. Interest on the exchange notes will be payable twice a year, on June 1 and December 1, beginning December 1, 2003. In order to avoid duplicative payment of interest, all interest accrued on outstanding notes that are accepted for exchange before December 1, 2003 will be superceded by the interest that is deemed to have accrued on the exchange notes from June 1, 2003 through the date of exchange.

Termination of Certain Rights

      The registration rights agreement provides that, with certain exceptions, if: (1) the exchange offer registration statement has not been filed with the SEC on or prior to the 75th calendar day following the date of original issue of the outstanding notes; (2) the exchange offer registration statement has not been declared effective on or prior to the 150th calendar day following the date of original issue of the outstanding notes, or (3) the exchange offer is not consummated on or prior to the 180th day following the date of original issue of the outstanding notes (each event referred to in clauses (1) through (3) above being a “registration default”), the interest rate borne by the outstanding notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

      Holders of exchange notes will not be and, upon consummation of the exchange offer, holders of outstanding notes will no longer be, entitled to rights under the registration rights agreement intended for holders of outstanding notes which are restricted as to transferability, except as otherwise provided in the registration rights agreement. The exchange offer will be deemed consummated when we deliver to the exchange agent exchange notes in the same aggregate principal amount as that of the outstanding notes which are validly tendered and not withdrawn.

      In the event that:

•	any changes in law or the applicable interpretations of the SEC do not permit us to effect the exchange offer;

•	the exchange offer is not consummated within 180 days after the original issue date of the outstanding notes;

•	any holder notifies us that it is prohibited by law or applicable interpretations of the SEC from participating in the exchange offer;

•	in the case of any holder that participates in the exchange offer, such holder does not receive freely transferable notes on the date of the exchange (other than due solely to the status of such holder as an affiliate of the Issuer);

•	the initial purchasers of the outstanding notes so request with respect to notes that have, or are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution; or

•	or any holder of notes that is not entitled to participate in the exchange offer so requests then, the Issuer and the Guarantors shall as promptly as practicable, but in no event later than 45 days after the occurrence of any of the above shelf registration statement triggering events, file with the SEC a shelf registration statement covering resales of the outstanding notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

Procedures for Tendering

      Only a holder of outstanding notes may tender outstanding notes in response to the exchange offer. To tender outstanding notes, the holder must either:

      — follow DTC’s Automated Tender Offer Program procedures, or

      — do the following:

•	complete, sign and date the letter of transmittal, or a facsimile of one;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the transmittal or facsimile of one, together with the outstanding notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      The exchange agent will seek to establish an account with respect to the outstanding notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the depositary’s system may make book-entry delivery of outstanding notes by causing the depositary to transfer them into the exchange agent’s account at the depositary in accordance with the depositary’s procedures for transfer. However, although a holder may effect delivery of outstanding notes through book-entry transfer at the depositary, it must also follow the depositary’s Automated Tender Offer Program procedures, submit to the exchange agent the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, on or before the expiration date, or follow the guaranteed delivery procedures described below.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT TO THE EXCHANGE AGENT. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      A tender of outstanding notes by a holder will constitute an agreement by the holder to transfer the outstanding notes to us in exchange for exchange notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivering outstanding notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or outstanding notes should be send to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

      If you are the beneficial owner of outstanding notes that are registered in the name of a broker-dealer, commercial bank, trust company, or other nominee and you wish to tender, you should contact the registered holder promptly and instruct such holder on your behalf. Holders who intend to tender outstanding notes through DTC’s Automated Tender Offer Program procedures need not submit a letter of transmittal.

      Signatures on letters of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

      The depositary has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program procedures to tender outstanding notes. All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any outstanding notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes, without being required to waive the same defects, irregularities or conditions as to other outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase outstanding notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By tendering, a holder will be representing to us, among other things, that; (1) it or the person who will acquire the exchange notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person’s business, (2) neither the holder not any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange notes, (3) it is not a broker-dealer that owns outstanding notes acquired directly from us or an affiliate of ours, (4) it is not an “affiliate” of the company (as defined in Rule 405 under the Securities Act) or any of the guarantors and; (5) it is not acting on behalf of any other person who could not truthfully make the representation described in this paragraph. In addition, if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of those exchange notes.

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange securities for, any outstanding notes, if:

(a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency which might materially impair our or the guarantors’ ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of the guarantors that would impair our or their ability to proceed;

(b) the exchange offer would violate any law or interpretation by the staff of the SEC; or

(c) any governmental approval has not been obtained, which approval we deem necessary for the consummation of the exchange offer.

      If any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see “— Withdrawal of Tenders”), (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn, (4) terminate the exchange offer, or (5) amend the exchange offer.

Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, or (2) who cannot deliver their outstanding notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

(a) The tender is made through an eligible institution;

(b) Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, the certificate number(s) of the outstanding notes (if available) and the principal amount of outstanding notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within three business days after the expiration date, the certificate(s) representing the outstanding notes (or confirmation of a book-entry transfer into the exchange agent’s account at DTC) and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

(c) The certificate(s) representing all the tendered outstanding notes (or confirmation of a book-entry transfer into the exchange agent’s account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

      Upon the request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise described below, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of outstanding notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must (i) specify the name of the person who deposited the outstanding notes to be withdrawn, (ii) identify the outstanding notes to be withdrawn (including the certificate numbers and principal amounts of the outstanding notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the outstanding notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn outstanding notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any outstanding notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless they are validly re-tendered. Any outstanding notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered at any time prior to the expiration date in accordance with the procedures described above under “— Procedures for Tendering.”

Fees and Expenses

      We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes for exchange notes pursuant to the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of outstanding notes for exchange notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue exchange notes in exchange for outstanding notes, or to return certificates evidencing outstanding notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Consequences of Failure to Exchange Outstanding Notes

      If a holder does not exchange outstanding notes for exchange notes in response to the exchange offer, the outstanding notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the outstanding notes, and will not have the benefit of any agreement by us to register outstanding notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

      Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their outstanding notes. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Accounting Treatment

      The exchange notes will be recorded in our accounting records at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

      Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

By Facsimile:	By Registered or Certified Mail; Overnight Courier or Hand Delivery:
Wells Fargo Bank, National Association Facsimile: (213) 614-3355 (For Eligible Institutions Only) Attention: Jeanie Mar Confirm by telephone: (213) 614-3349	Wells Fargo Bank, National Association 707 Wilshire Blvd. 17th Floor Los Angeles, CA 90017 Attention: Jeanie Mar

      Requests for additional copies of this prospectus or the letter of transmittal or accompanying documents should be directed to the exchange agent. Delivery of the letter of transmittal or accompanying documents to a different address or transmission instructions to a different facsimile does not constitute a valid delivery of such letter of transmittal or other documents.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion addresses material United States federal income tax considerations applicable to the holder that exchanges outstanding notes for exchange notes. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable treasury regulations promulgated or proposed under the Code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This summary deals only with holders that will hold exchange notes as capital assets within the meaning of Section 1221 of the Code. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt organizations; insurance companies; partnerships, expatriates, traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding exchange notes for others; or persons that will hold notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes. The description of the treatment of interest is based, in part, upon Meritage’s determination that, as of the date of the issuance of the outstanding notes, the possibility is remote that liquidated damages will be paid, Meritage will redeem the notes at a premium, or that Meritage will be required to offer to repurchase the notes at a premium upon a change of control. This summary does not discuss the tax consequences of any conversion of currency into or out of the United States dollar as such a conversion relates to the purchase, ownership or disposition of the exchange notes. Meritage has not sought any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.

      HOLDERS OF THE OUTSTANDING NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY AS TO HOW THEIR PARTICULAR TAX SITUATION MIGHT BE AFFECTED BY THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES AND THE HOLDING AND DISPOSITION OF THEIR EXCHANGE NOTES.

United States Holders

      For purposes of this discussion, a United States holder is the beneficial owner of an exchange note that, for United States federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust and a court within the United States is able to exercise primary supervision over the administration of the trust or (ii) it has a valid election in effect to be treated as a United States Person.

      A non-United States holder is a beneficial owner of an exchange note who is a nonresident alien or a corporation, trust or estate that is not a United States holder. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding outstanding notes should consult their tax advisors.

Exchange of Notes

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a material modification of the debt instruments represented by the outstanding notes for United States federal income tax purposes and thus will not constitute an exchange or a taxable event for United States holders. Consequently, United States holders will treat the exchange notes as a continuation of the indebtedness represented by the outstanding notes and United States holders will not recognize gain or loss upon the receipt of exchange notes in exchange for outstanding notes in the exchange offer, United States holders’ bases in the exchange notes received in the exchange offer will be the same as their bases in the corresponding outstanding notes immediately before the exchange, and United States holders’ holding period in the exchange notes will include their holding period in the outstanding notes.

Payment of Interest

      Stated interest on an exchange note generally will be includible in the income of a United States holder as ordinary income at the time such interest is received or accrued, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Market Discount

      United States holders should be aware that the resale of an exchange note may be affected by the market discount rules of the Code. Under these rules, a subsequent purchaser of an exchange note acquiring the note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of the note to the extent of the market discount that has accrued while the debt instrument was held by the purchaser. A purchaser at a market discount includes the purchase of an exchange note after its original issuance at a price less than the note’s stated redemption price at maturity. The amount of market discount, if any, will generally equal the excess of:

•	the sum of the issue price of the note and the aggregate amount of the original issue discount includible in the gross income of all United States holders, over

•	the purchase price.

      Gain recognized on the disposition, including a redemption, by a United States holder of an exchange note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, but only if the amount of market discount exceeds a statutorily-defined de minimis amount. Under the de minimis exception, there is no market discount on a note if the excess of the stated redemption price at maturity of the note over the holder’s tax basis in the note is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the note’s date of maturity. Unless the holder elects otherwise, as described below, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction:

•	the numerator of which is the number of days the obligation has been held by the holder; and

•	the denominator of which is the number of days after the holder’s acquisition of the obligation up to and including its maturity date.

      A United States holder of an exchange note acquired at market discount will be deemed to have realized an amount equal to the fair market value of the note if the holder disposes of the note in specified transactions other than a sale, exchange or involuntary conversion, even though the transaction is otherwise non-taxable (for example, a gift). The United States holder will be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A holder of an exchange note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until it is disposed of in a taxable transaction.

      A United States holder of an exchange note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a United States holder of a note elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other dispositions and to deferral of interest deductions would not apply.

Amortizable Bond Premium

      An exchange note purchased for more than its principal amount generally will be considered to have been purchased at a premium. The bond premium is generally equal to the excess, if any, of the tax basis of the note over the amount payable at maturity of the note or, if a smaller premium would result, on an earlier call date of the note. A note holder may elect to amortize the bond premium on a constant yield basis, in which case amortizable bond premium is allocated to payments of interest and treated as an offset to interest income. A holder that elects to amortize premium must reduce the holder’s tax basis in the note by the amount of the aggregate deductions, or interest offsets, allowable for the amortization of premium. If an election to amortize bond premium is not made, a note holder must include the full amount of each interest payment in income in accordance with the note holder’s regular method of tax accounting, and the note holder will generally receive a tax benefit from the bond premium only upon computing the note holder’s gain or loss upon the sale or other disposition or payment of the principal amount of the note.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

      Upon the sale, exchange, redemption or other taxable disposition of an exchange note, a United States holder generally will recognize capital gain or loss equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or other taxable disposition, except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income; and

•	such holder’s adjusted tax basis in the exchange note.

      A United States holder’s adjusted tax basis in an exchange note generally will equal the cost of the exchange note to such holder, less any amortized bond premium and any principal payments received by such holder plus any market discount previously included in income. Such capital gain or loss will be long-term if the United States holder’s holding period is more than 12 months and will be short-term if the holding period is 12 months or less. Long-term capital gains recognized by individuals are generally taxed at a maximum federal tax rate of 20%, and short-term capital gains are generally taxed at a maximum federal tax rate of 38.6%.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to certain noncorporate United States holders with respect to payments of principal, premium and interest on an exchange note, and to payments of the proceeds of the sale of a note. The receipt of such payments may be subject to “backup withholding” at a 30% rate (applicable for 2003), 29% (for 2004 and 2005), and 28% (for 2006 through 2010) and 31% (thereafter) under certain circumstances. Backup withholding generally applies only if the holder:

•	fails to furnish his or her Social Security or other taxpayer identification number within a reasonable time after the request for it;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that he or she has failed to report properly interest, dividends or original issue discount; or

•	fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that he or she is not subject to backup withholding.

      Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

Exchange of Notes

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a material modification of the terms of the outstanding notes and thus will not constitute a taxable event for non-United States holders. Consequently, non-United States holders will not recognize gain upon the receipt of exchange notes in exchange for outstanding notes in the exchange offer, non-United States holders’ bases in the exchange notes received in the exchange offer will be the same as their bases in the corresponding outstanding notes immediately before the exchange, and non-United States holders’ holding period in the exchange notes will include their holding period in the outstanding notes.

Payment of Interest

      Generally, interest income of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or any lower rate that may be prescribed by an income tax treaty between the United States and the holder’s country of residence. However, interest paid on an exchange note to a non-United States holder will qualify for the portfolio interest exemption and, therefore, will not be subject to United States federal income tax or withholding tax if such interest income is not effectively connected with a United States trade or business of the non-United States holder, and the non-United States holder:

•	does not actually or constructively own 10% or more of the combined voting power of all classes of stock of Meritage entitled to vote, and

•	is not a controlled foreign corporation related to Meritage, actually or constructively through stock ownership under section 864(d)(4) of the Code.

      and either:

•	provides to Meritage or its agent an appropriate W-8 series Form or a suitable substitute form signed under penalties of perjury that includes its name and address and certifies as to the holder’s non-United States status, and Meritage does not have actual knowledge or reason to know that the holder is a United States person, or

•	Meritage does not have actual knowledge or reason to know that the holder is a United States person and Meritage receives (i) a withholding certificate from an intermediary payee (such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company), and such intermediary obtains appropriate certification with respect to the holder’s non-United States status and, if required, provides a copy of such certification to Meritage or (ii) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course, a statement signed under penalties of perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner’s withholding certificate.

      A non-United States holder which does not qualify for the “portfolio interest exemption” may nevertheless be entitled to an exemption from, or reduction on the rate of, the United States withholding tax on the interest and discount if such holder:

•	resides in a jurisdiction which has a favorable income tax treaty with the United States,

•	satisfies the conditions for the application of such treaty, and

•	provides to Meritage or its agent the appropriate Form W-8 or a suitable substitute form.

      Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest and discount if the interest and discount is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest and discount received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest and discount is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers an appropriate and properly executed W-8 series Form to Meritage or its agent.

Sale, Exchange, Redemption or Other Taxable Dispositions of Notes

      A non-United States holder of an exchange note will generally not be subject to United States withholding tax on any gain realized on the sale, exchange, redemption or other taxable dispositions of the exchange note, other than gain attributable to accrued interest or discount. Such gain also will generally not be subject to United States federal income tax unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder, or

•	in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating at least 31 days during the taxable year of the disposition and 183 days (as such days are calculated in accordance with the Code) during the previous three year period and certain other conditions are met.

      The amount of gain realized upon the sale, exchange, or redemption of an exchange note may include amounts attributable to accrued interest and the discount. Gain attributable to accrued interest and discount will be taxable, if at all, as described above under “— Non-United States Holders — Payment of Interest.”

Information Reporting and Backup Withholding

      In general, payments of principal or interest (including discount) made by Meritage and other payors to a non-United States holder will not be subject to backup withholding and information reporting, provided that the non-United States holder certifies its non-United States holder status under penalties of perjury or otherwise establishes an exemption. In general, payment of the proceeds from the sale of exchange notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. However, a holder will not be subject to backup withholding and information reporting on such a sale provided that:

•	the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

•	an appropriate W-8 series Form or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	the holder otherwise establishes an exemption.

      In general, payment of the proceeds from the sale of exchange notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, payments of the proceeds from the sale of exchange notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

      Recently enacted Treasury regulations contain a number of other provisions affecting United States withholding taxes and reporting requirements including special rules for payments made to nonqualified intermediaries, flow-through entities and United States branches. Prospective investors should consult their tax advisors regarding the effect of these regulations.

United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on exchange notes of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury Regulations) and (2) interest on that exchange note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of exchange notes received in exchange for outstanding notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the date that is 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that sells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from sale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes and the related guarantees has been passed upon for Meritage by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

      The consolidated financial statements of Meritage Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Hammonds Homes, Ltd. and subsidiaries as of December 31, 2001 and December 31, 2000, and each of the years in the three year period ended December 31, 2001 and Crystal City Land and Cattle, Ltd. and subsidiaries as of December 31, 2001 and from August 23, 2001 (date of inception) to December 31, 2001, incorporated by reference herein, have been audited by Kolkhorst & Kolkhorst, independent accountants, as stated in their report incorporated by reference herein. Such financial statements have been included in reliance upon the said firm as experts in accounting and auditing.

      The financial statements of Perma-Bilt, a Nevada Corporation, as of December 31, 2001 and 2000 and for the years then ended incorporated in this Prospectus by reference to the Current Report on Form 8-K/ A dated July 2, 2003 of Meritage Corporation have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

      Meritage and the Guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the “registration statement”) under the Securities Act for the registration of the exchange notes offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Meritage, the Guarantors and the exchange notes offered hereby, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

      We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC (at http://www.sec.gov). Meritage’s common stock is listed on the New York Stock Exchange (Symbol: MTH). Reports, proxy statements and other information relating to Meritage can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We are incorporating by reference certain information that we have filed under the informational requirements of the Securities Exchange Act of 1934. The information contained in the documents we are incorporating by reference is considered part of this prospectus. We are incorporating by reference the following documents, which we have already filed with the SEC:

(a) our Annual Report on Form 10-K for the year ended December 31, 2002;

(b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c) our Form 8-K/A dated July 12, 2002 relating to our acquisition of Hammonds Homes which was filed on September 11, 2002;

(d) our Amendment No. 2 on Form 8-K/A dated July 12, 2002 relating to our acquisition of Hammonds Homes which was filed on June 13, 2003;

(e) our Amendment No. 3 on Form 8-K/A dated July 12, 2002 relating to our acquisition of Hammonds Homes which was filed on July 2, 2003; and

(f) our Amendment No. 1 on Form 8-K/A dated October 7, 2002 relating to our acquisition of Perma-Bilt Homes which was filed on July 2, 2003.

      All documents filed by Meritage under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus until the exchange offer is completed are incorporated into this prospectus by reference and will constitute part of this prospectus from the date they are filed.

SUBSIDIARY GUARANTORS AND FINANCIAL STATEMENTS

      Each subsidiary guarantor is exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act, as:

•	Meritage Corporation has no independent assets or operations;

•	the guarantees of the subsidiary guarantors are full and unconditional and joint and several; and

•	any subsidiaries of Meritage Corporation other than the subsidiary guarantors are, individually and in the aggregate, minor.

      There are no significant restrictions on the ability of Meritage Corporation or any subsidiary guarantor to obtain funds from its subsidiaries by dividend or loan.

      Effective July 1, 2002 we completed the acquisition of substantially all of the homebuilding and related assets of Hammonds Homes, Ltd. and Crystal City Land & Cattle, Ltd. The following financial statements are contained in Amendment No. 3 to our Form 8-K/A dated July 12, 2002, which we filed with the SEC on July 2, 2003 and which is incorporated by reference in this registration statement.

•	Hammonds Homes Ltd. as of December 31, 2001 and 2000 and the related Consolidated Statements of Income and Partners’ Capital for the years ended December 31, 2001, 2000 and 1999 and the Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999;

•	Crystal City Land & Cattle, Ltd. as of December 31, 2001 and the related Statement of Income and Partners’ Capital from August 23, 2001 (date of inception) to December 31, 2001 and the Consolidated Statement of Cash Flows from August 23, 2001 (date of inception) to December 31, 2001;

•	The unaudited financial statements for Hammonds Homes, Ltd. and Crystal City Land & Cattle, Ltd. as of and for the six months ended June 30, 2002; and

•	the unaudited pro forma combined statement of earnings for the twelve months ended December 31, 2002 giving effect to the acquisition of the assets of Hammonds Homes, Ltd. and Crystal City Land & Cattle, Ltd.

      Effective October 1, 2002, we completed the purchase of the homebuilding assets of Perma-Bilt Homes. The financial statements of this recently acquired subsidiary guarantor as of and for the years ended December 31, 2001 and 2000 and the unaudited financial statements as of and for the nine months ended September 30, 2002 and 2001 are contained in Amendment No. 1 to our Form 8-K/A dated October 7, 2002, which we filed with the SEC on July 2, 2003 and which is incorporated by reference in this registration statement.

          Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

          This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

          We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution.”

Prospectus Summary	1
Risk Factors	12
Use of Proceeds	20
Selected Historical Financial Data	21
Description of Certain Existing Indebtedness	23
Description of the Exchange Notes	24
The Exchange Offer	62
United States Federal Income Tax Considerations	70
Plan of Distribution	75
Legal Matters	76
Experts	76
Available Information	76
Incorporation of Certain Information by Reference	77
Subsidiary Guarantors and Financial Statements	77

$50,000,000

9 3/4% Senior Notes due 2011

PROSPECTUS

               , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under the provisions of the Maryland General Corporation Law, a corporation’s articles may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Meritage’s charter contains a provision limiting the personal liability of officers and directors to Meritage and its stockholders to the fullest extent permitted under Maryland law.

      In addition, the provisions of the Maryland General Corporation Law permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Meritage’s charter provides that it will indemnify its directors, officers, and others so designated by the board of directors to the full extent allowed under Maryland law.

      Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, or persons controlling Meritage pursuant to the foregoing provisions, Meritage has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits:

Exhibit
Number	Description	Page or Method of Filing

2.1	Agreement and plan of Reorganization, dated as of September 13, 1996, by and among Homeplex, the Monterey Merging Companies and the Monterey Stockholders	Incorporated by reference to Exhibit 2 of Form S-4 Registration Statement No. 333-15937.
2.2	Agreement of Purchase and Sale of Assets, dated as of May 20, 1997, by and among Monterey, Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon	Incorporated by reference to Exhibit 2 of Form 8-K/A dated June 18, 1997.
2.3	Agreement of Purchase and Sale of Assets, dated as of June 15, 1998, by and among the Company, Sterling Communities, S.H. Capital, Inc., Sterling Financial Investments, Inc., Steve Hafener and W. Leon Pyle	Incorporated by reference to Exhibit 2.2 of Form 10-Q for the quarterly period ended June 30, 1998.
2.4	Master Transaction Agreement, dated May 7, 2001, by and among the Company, Hancock-MTH Builders, Inc., HC Builders, Inc. and Hancock Communities, L.L.C.	Incorporated by reference to Exhibit 2.1 of Form 8-K dated May 10, 2001.

Exhibit
Number	Description	Page or Method of Filing

2.4.1	Amendment No. 1 to Master Transaction Agreement, dated May 30, 2001, by and between Meritage Corporation, Meritage-MTH Communities, Inc., HC Builders, Inc., Hancock Communities, L.L.C. and American Homes West, Incorporated	Incorporated by reference to Exhibit 2.1 of Form 8-K dated June 6, 2001.
2.5	Master Transaction Agreement, dated June 12, 2002, by and among the Company, MTH Homes-Texas, L.P., Hammonds Homes Ltd., Crystal City Land & Cattle, Ltd., Hammonds Homes I, LLC, Crystal City I, LLC and Ronnie D. Hammonds	Incorporated by reference to Exhibit 10.1 of Form 8-K dated July 12, 2002.
2.5.1	Amendment No. 1 to Master Transaction Agreement, dated June 12, 2002, by and among the Company, MTH Homes-Texas, L.P., Hammonds Homes Ltd., Crystal City Land & Cattle, Ltd., Hammond Homes I, LLC, Crystal City I, LLC and Ronnie D. Hammonds	Incorporated by reference to Exhibit 10.2 of Form 8-K dated July 12, 2002.
2.6	Master Transaction Agreement, dated October 7, 2002, by and among the Company, MTH-Homes Nevada, Inc., Perma-Bilt, A Nevada Corporation, and Zenith National Insurance Corp.	Incorporated by reference to Exhibit 10.1 of Form 8-K/ A dated October 7, 2002.
3.1	Amendment to Articles of Incorporation of Meritage Corporation	Incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarterly period ended September 30, 1998.
3.2	Restated Articles of Incorporation of Meritage Corporation	Incorporated by reference to Exhibit 3 of Form 8-K dated June 20, 2002.
3.3	Amended and Restated Bylaws of Meritage Corporation	Incorporated by reference to Exhibit 3.3 of Form S-3 Registration Statement No. 333-58793.
3.4	Articles of Incorporation of Monterey Homes Arizona, Inc.	Incorporated by reference to Exhibit 3.4 of Form S-3 Registration Statement No. 333-64538.
3.5	Bylaws of Monterey Homes Arizona, Inc.	Incorporated by reference to Exhibit 3.5 of Form S-3 Registration Statement No. 333-64538.
3.6	Articles of Organization of Meritage Paseo Crossing, LLC	Incorporated by reference to Exhibit 3.6 of Form S-3 Registration Statement No. 333-64538.
3.7	Articles of Incorporation of Monterey Homes Construction, Inc.	Incorporated by reference to Exhibit 3.7 of Form S-3 Registration Statement No. 333-64538.
3.8	Bylaws of Monterey Homes Construction, Inc.	Incorporated by reference to Exhibit 3.8 of Form S-3 Registration Statement No. 333-64538.
3.9	Articles of Organization of Meritage Paseo Construction, LLC	Incorporated by reference to Exhibit 3.9 of Form S-3 Registration Statement No. 333-64538.

Exhibit
Number	Description	Page or Method of Filing

3.9.1	Amendment to Articles of Organization of Meritage Paseo Construction, LLC	Incorporated by reference to Exhibit 3.9.1 of Form S-3 Registration Statement No. 333-64538.
3.10	Articles of Incorporation of Meritage Homes of Arizona, Inc.	Incorporated by reference to Exhibit 3.10 of Form S-3 Registration Statement No. 333-64538.
3.11	Bylaws of Meritage Homes of Arizona, Inc.	Incorporated by reference to Exhibit 3.11 of Form S-3 Registration Statement No. 333-64538.
3.12	Articles of Incorporation of MTH-Texas GP, Inc.	Incorporated by reference to Exhibit 3.12 of Form S-3 Registration Statement No. 333-64538.
3.13	Bylaws of MTH-Texas GP, Inc.	Incorporated by reference to Exhibit 3.13 of Form S-3 Registration Statement No. 333-64538.
3.14	Articles of Incorporation of MTH-Texas LP, Inc.	Incorporated by reference to Exhibit 3.14 of Form S-3 Registration Statement No. 333-64538.
3.15	Bylaws of MTH-Texas LP, Inc.	Incorporated by reference to Exhibit 3.15 of Form S-3 Registration Statement No. 333-64538.
3.16	Certificate of Limited Partnership of Legacy/ Monterey Homes L.P.	Incorporated by reference to Exhibit 3.16 of Form S-3 Registration Statement No. 333-64538.
3.16.1	Amendment to Certificate of Limited Partnership of Legacy/ Monterey Homes L.P.	Incorporated by reference to Exhibit 3.16.1 of Form S-3 Registration Statement No. 333-64538.
3.17	Articles of Incorporation of Meritage Homes of Northern California, Inc.	Incorporated by reference to Exhibit 3.17 of Form S-3 Registration Statement No. 333-64538.
3.18	Bylaws of Meritage Homes of Northern California, Inc.	Incorporated by reference to Exhibit 3.18 of Form S-3 Registration Statement No. 333-64538.
3.19	Articles of Incorporation of Hancock-MTH Builders, Inc.	Incorporated by reference to Exhibit 3.19 of Form S-3 Registration Statement No. 333-64538.
3.20	Bylaws of Hancock-MTH Builders, Inc.	Incorporated by reference to Exhibit 3.20 of Form S-3 Registration Statement No. 333-64538.
3.21	Articles of Incorporation of Hancock-MTH Communities, Inc.	Incorporated by reference to Exhibit 3.21 of Form S-3 Registration Statement No. 333-64538.
3.22	Bylaws of MTH-Communities, Inc.	Incorporated by reference to Exhibit 3.22 of Form S-3 Registration Statement No. 333-64538.
3.23	Certificate of Limited Partnership for Legacy Operating Company, L.P.	Incorporated by reference to Exhibit 3.23 of Form S-3 Registration Statement No. 333-64538.
3.24	Articles of Incorporation of Meritage Homes Construction, Inc.	Incorporated by reference to Exhibit 3.24 of Form S-3 Registration Statement No. 333-64538.

Exhibit
Number	Description	Page or Method of Filing

3.25	Bylaws of Meritage Homes Construction, Inc.	Incorporated by reference to Exhibit 3.25 of Form S-3 Registration Statement No. 333-64538.
3.26	Articles of Incorporation of MTH-Texas GP II, Inc.	Previously filed.
3.27	Bylaws of MTH-Texas GP II, Inc.	Previously filed.
3.28	Articles of Incorporation of MTH-Texas LP II, Inc.	Previously filed.
3.29	Bylaws of MTH-Texas LP II, Inc.	Previously filed.
3.30	Articles of Incorporation of MTH-Homes Nevada, Inc.	Previously filed.
3.31	Bylaws of MTH-Homes Nevada, Inc.	Previously filed.
3.32	Articles of Organization of Meritage Holdings, L.L.C.	Previously filed.
3.33	Regulations of Meritage Holdings, L.L.C.	Previously filed.
3.34	Articles of Organization of Hulen Park Venture, LLC	Previously filed.
3.35	Regulations of Hulen Park Venture, LLC	Previously filed.
3.36	Certificate of Limited Partnership of MTH Homes-Texas, L.P.	Previously filed.
3.37	Agreement of Limited Partnership of MTH Homes-Texas, L.P.	Previously filed.
3.38	Articles of Organization of MTH-Cavalier, LLC	Previously filed.
3.39	Operating Agreement of MTH-Cavalier, LLC	Previously filed.
4.1	Form of Specimen of Common Stock Certificate	Incorporated by reference to Exhibit 4.2 of Form S-3 Registration Statement No. 333-87398.
4.2	Indenture, dated May 31, 2001, by and among the Company, the Guarantors named therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.1 of Form 8-K dated June 6, 2001.
4.2.1	First Supplemental Indenture, dated September 20, 2001, by and among the Company, Hulen Park Venture, L.L.C., Meritage Holdings, L.L.C., the Guarantors named therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.3.1 of Form 10-K for the period ended December 31, 2002.
4.2.2	Second Supplemental Indenture, dated September 20, 2002, by and among the Company, MTH Homes-Texas, L.P., MTH-Texas GP II, Inc., MTH-Texas LP II, Inc., the guarantors name therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.3.2 of Form 10-K for the period ended December 31, 2002.
4.2.3	Third Supplemental Indenture, dated October 21, 2002, by and among the Company, MTH Homes-Nevada, Inc., the guarantors name therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.3.3 of Form 10-K for the period ended December 31, 2002.

Exhibit
Number	Description	Page or Method of Filing

4.2.4	Fourth Supplemental Indenture, dated February 19, 2003 by and among the Company, MTH-Cavalier, LLC, the Guarantors named therein and Wells Fargo Bank., N.A.	Incorporated by reference to Exhibit 4.3.4 of Form 10-K for the period ended December 31, 2002.
4.3	Form of 9 3/4% Senior Note due June 1, 2001	Incorporated by reference to Exhibit A to Exhibit 4.1 of Form 8-K filed June 6, 2001.
5.1	Opinion of Snell & Wilmer L.L.P. regarding the legality of the securities being registered	Filed herewith.
10.1	$250 Million Credit Agreement, dated December 12, 2002, by and among the Company, Guaranty Bank, Fleet National Bank, Bank One, NA and the other lenders thereto	Incorporated by reference to Exhibit 10.1 of Form 10-K dated March 31, 2003.
10.2	2001 Annual Incentive Plan*	Incorporated by reference to Exhibit B of the Proxy Statement for the 2001 Annual Meeting of Stockholders.
10.3	Employment Agreement between the Company and Steven J. Hilton*	Previously filed.
10.4	Change of Control Agreement between the Company and Steven J. Hilton*	Previously filed.
10.5	Change of Control Agreement between the Company and John R. Landon*	Incorporated by reference to Exhibit 10.4 of Form 10-Q for the quarterly period ended March 31, 2000.
10.6	Employment Agreement between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended September 30, 2001.
10.7	Change of Control Agreement between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.5 of Form 10-Q for the quarterly period ended March 31, 2000.
10.8	Change of Control Agreement between the Company and Richard T. Morgan*	Incorporated by reference to Exhibit 10.6 of Form 10-Q for the quarter period ended March 31, 2000.
10.9	Deferred Bonus Agreement — 2001 Award Year — between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.2 of Form 8-K dated June 20, 2002.
10.10	Deferred Bonus Agreement — 2002 Award Year — between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.10 of Form 10-K for the period ended December 31, 2002.
10.11	Deferred Bonus Agreement — 2001 Award Year — between the Company and Richard T. Morgan*	Incorporate by reference to Exhibit 10.3 of Form 8-K dated June 20, 2002.
10.12	Deferred bonus Agreement — 2002 Award Year — between the company and Richard T. Morgan*	Incorporated by reference to Exhibit 10.12 of Form 10-K for the period ended December 31, 2002.
10.13	Registration Rights Agreement dated February 21, 2003, by and among the Company, the Guarantors named therein, Deutsche Bank Securities Inc., UBS Warburg LLC, Banc One Capital Markets, Inc. and Fleet Securities, Inc.	Incorporated by reference to Exhibit 10.1 of Form 8-K dated February 21, 2003.

Exhibit
Number	Description	Page or Method of Filing

12.1	Computation of Ratio of Earnings to Fixed Charges	Previously filed.
21.1	List of Subsidiaries	Previously filed.
23.1	Consent of KPMG LLP	Filed herewith.
23.2	Consent of Kolkhorst & Kolkhorst	Filed herewith.
23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith.
23.4	Consent of Snell & Wilmer L.L.P.	Contained in Exhibit 5.1
24	Powers of Attorney	Previously filed.
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank Minnesota, National Association	Incorporated by reference to Exhibit 25.1 of Form S-3 Registration Statement No. 333-64538.
99.1	Letter of Transmittal and related documents with respect to the Exchange Offer	Previously filed.

*	Indicates a management contract or compensation plan.

      (b) Financial Statement Schedules:

      Computation of Ratio of Earnings to Fixed Charges filed at Exhibit 12.1.

Item 22.	Undertakings

      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 2, 2003.

MERITAGE CORPORATION

By:	/s/ STEVEN J. HILTON*

Steven J. Hilton
Co-Chairman,
Co-Chief Executive Officer

By:	/s/ JOHN R. LANDON*

John R. Landon
Co-Chairman,
Co-Chief Executive Officer

*By:	/s/ LARRY W. SEAY

Larry W. Seay, as

attorney-in-fact

      The following direct and indirect subsidiaries of the registrant will guarantee the debt securities and are co-registrants under this registration statement.

Name of Co-Registrant

Monterey Homes Arizona, Inc.

Meritage Paseo Crossing, LLC(1)
Monterey Homes Construction, Inc.
Meritage Paseo Construction, LLC(2)
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.
Legacy/ Monterey Homes L.P.(3)
Meritage Homes of Northern California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc.
Legacy Operating Company, L.P.(4)
MTH-Texas GP II, Inc.
MTH-Texas LP II, Inc.
MTH-Homes Nevada, Inc.
Meritage Holdings, L.L.C.(5)
Hulen Park Venture, LLC(5)
MTH Homes-Texas, L.P.(6)
MTH-Cavalier, LLC(7)

as CO-REGISTRANTS

By: /s/ STEVEN J. HILTON*
Steven J. Hilton
Co-Chairman, Co-Chief Executive Officer of each
Co-Registrant that is a corporation and
Co-Chairman, Co-Chief Executive Officer of the
corporate general partner or sole member of each
Co-Registrant that is a limited partnership or
limited liability company, respectively.

By: /s/ JOHN R. LANDON*
John R. Landon
Co-Chairman, Co-Chief Executive Officer of each
Co-Registrant that is a corporation and
Co-Chairman, Co-Chief Executive Officer of the
corporate general partner or sole member of each
Co-Registrant that is a limited partnership or
limited liability company, respectively.

*By:/s/ LARRY W. SEAY
Larry W. Seay, as
attorney-in-fact

(1)	Executed by Meritage Homes of Arizona, Inc., as sole member

(2)	Executed by Meritage Homes Construction, Inc., as sole member

(3)	Executed by MTH-Texas GP, Inc., as general partner

(4)	Executed by MTH-Texas GP, Inc., the general partner of Legacy/ Monterey Homes L.P., which in turn is the sole member of Meritage Holdings, L.L.C., which is the general partner of this Co-Registrant

(5)	Executed by MTH-Texas GP, Inc., the general partner of Legacy/ Monterey Homes L.P., which is the sole member of this Co-Registrant

(6)	Executed by MTH-Texas GP II, Inc., as general partner

(7)	Executed by Monterey Homes Construction, Inc., as sole member

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

ON BEHALF OF MERITAGE CORPORATION:

	Signature	Title	Date

By:	/s/ STEVEN J. HILTON* Steven J. Hilton	Co-Chairman, Co-Chief Executive Officer and Director	July 2, 2003

By:	/s/ JOHN R. LANDON* John R. Landon	Co-Chairman, Co-Chief Executive Officer and Director	July 2, 2003

By:	/s/ LARRY W. SEAY Larry W. Seay	Chief Financial Officer and Vice President — Finance (Principal Financial Officer)	July 2, 2003

By:	/s/ VICKI L. BIGGS Vicki L. Biggs	Vice President — Controller (Principal Accounting Officer)	July 2, 2003

By:	/s/ ROBERT G. SARVER* Robert G. Sarver	Director	July 2, 2003

By:	/s/ RAYMOND OPPEL* Raymond Oppel	Director	July 2, 2003

By:	/s/ PETER L. AX* Peter L. Ax	Director	July 2, 2003

By:	/s/ WILLIAM G. CAMPBELL* William G. Campbell	Director	July 2, 2003

By:	/s/ C. TIMOTHY WHITE* C. Timothy White	Director	July 2, 2003

*By:	/s/ LARRY W. SEAY Larry W. Seay, as attorney-in-fact

ON BEHALF OF THE FOLLOWING CO-REGISTRANTS:

Name of Co-Registrant:

Monterey Homes Arizona, Inc.
Monterey Homes Construction, Inc.
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
Meritage Homes of Northern California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.
MTH-Texas GP II, Inc.
MTH-Texas LP II, Inc.
MTH-Homes Nevada, Inc.

	Signature	Title	Date

By:	/s/ STEVEN J. HILTON* Steven J. Hilton	Co-Chairman, Co-Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2003

By:	/s/ JOHN R. LANDON* John R. Landon	Co-Chairman, Co-Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2003

By:	/s/ LARRY W. SEAY Larry W. Seay	Vice President (Principal Financial Officer and Principal Accounting Officer)	July 2, 2003

*By:	/s/ LARRY W. SEAY Larry W. Seay, as attorney-in-fact

ON BEHALF OF THE FOLLOWING LIMITED PARTNERSHIP AND LIMITED LIABILITY COMPANY CO-REGISTRANTS:

Name of Co-Registrant	General Partner or Sole Member of Co-Registrant
Meritage Paseo Crossing, LLC	Meritage Homes of Arizona, Inc.
Meritage Paseo Construction, LLC	Meritage Homes Construction, Inc.
Legacy/ Monterey Homes L.P.	MTH-Texas GP, Inc.
Legacy Operating Company, L.P.	Meritage Holdings, L.L.C.
Meritage Holdings, L.L.C	Legacy/ Monterey Homes L.P.
Hulen Park Venture, LLC	Legacy/ Monterey Homes L.P.
MTH Homes-Texas, L.P.	MTH-Texas GP II, Inc.
MTH-Cavalier, LLC	Monterey Homes Construction, Inc.

	Signature	Title	Date

By:	/s/ STEVEN J. HILTON* Steven J. Hilton	Co-Chairman, Co-Chief Executive Officer and Director of each:
Meritage Homes of Arizona, Inc.,
Meritage Homes Construction, Inc.,
MTH-Texas GP, Inc.,
MTH-Texas GP II, Inc., and
		Monterey Homes Construction Inc.	July 2, 2003

By:	/s/ JOHN R. LANDON* John R. Landon	Co-Chairman, Co-Chief Executive Officer and Director of each:
Meritage Homes of Arizona, Inc.,
Meritage Homes Construction, Inc.,
MTH-Texas GP, Inc.,
MTH-Texas GP II, Inc. and
		Monterey Homes Construction, Inc.	July 2, 2003

By:	/s/ LARRY W. SEAY Larry W. Seay	Vice President of each:
Meritage Homes of Arizona, Inc.,
Meritage Homes Construction, Inc.,
MTH-Texas GP, Inc.,
MTH-Texas GP II, Inc. and
Monterey Homes Construction, Inc.
		(Principal Financial Officer and Principal Accounting Officer)	July 2, 2003

*By:	/s/ LARRY W. SEAY Larry W. Seay, as attorney-in-fact

INDEX OF EXHIBITS

Exhibit
Number	Description	Page or Method of Filing

2.1	Agreement and plan of Reorganization, dated as of September 13, 1996, by and among Homeplex, the Monterey Merging Companies and the Monterey Stockholders	Incorporated by reference to Exhibit 2 of Form S-4 Registration Statement No. 333-15937.
2.2	Agreement of Purchase and Sale of Assets, dated as of May 20, 1997, by and among Monterey, Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon	Incorporated by reference to Exhibit 2 of Form 8-K/ A dated June 18, 1997.
2.3	Agreement of Purchase and Sale of Assets, dated as of June 15, 1998, by and among the Company, Sterling Communities, S.H. Capital, Inc., Sterling Financial Investments, Inc., Steve Hafener and W. Leon Pyle	Incorporated by reference to Exhibit 2.2 of Form 10-Q for the quarterly period ended June 30, 1998.
2.4	Master Transaction Agreement, dated May 7, 2001, by and among the Company, Hancock- MTH Builders, Inc., HC Builders, Inc. and Hancock Communities, L.L.C.	Incorporated by reference to Exhibit 2.1 of Form 8-K dated May 10, 2001.
2.4.1	Amendment No. 1 to Master Transaction Agreement, dated May 30, 2001, by and between Meritage Corporation, Meritage-MTH Communities, Inc., HC Builders, Inc., Hancock Communities, L.L.C. and American Homes West, Incorporated	Incorporated by reference to Exhibit 2.1 of Form 8-K dated June 6, 2001.
2.5	Master Transaction Agreement, dated June 12, 2002, by and among the Company, MTH Homes-Texas, L.P., Hammonds Homes Ltd., Crystal City Land & Cattle, Ltd., Hammonds Homes I, LLC, Crystal City I, LLC and Ronnie D. Hammonds	Incorporated by reference to Exhibit 10.1 of Form 8-K dated July 12, 2002.
2.5.1	Amendment No. 1 to Master Transaction Agreement, dated June 12, 2002, by and among the Company, MTH Homes-Texas, L.P., Hammonds Homes Ltd., Crystal City Land & Cattle, Ltd., Hammond Homes I, LLC, Crystal City I, LLC and Ronnie D. Hammonds	Incorporated by reference to Exhibit 10.2 of Form 8-K dated July 12, 2002.
2.6	Master Transaction Agreement, dated October 7, 2002, by and among the Company, MTH-Homes Nevada, Inc., Perma-Bilt, A Nevada Corporation, and Zenith National Insurance Corp.	Incorporated by reference to Exhibit 10.1 of Form 8-K/ A dated October 7, 2002.
3.1	Amendment to Articles of Incorporation of Meritage Corporation	Incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarterly period ended September 30, 1998.
3.2	Restated Articles of Incorporation of Meritage Corporation	Incorporated by reference to Exhibit 3 of Form 8-K dated June 20, 2002.
3.3	Amended and Restated Bylaws of Meritage Corporation	Incorporated by reference to Exhibit 3.3 of Form S-3 Registration Statement No. 333-58793.

Exhibit
Number	Description	Page or Method of Filing

3.4	Articles of Incorporation of Monterey Homes Arizona, Inc.	Incorporated by reference to Exhibit 3.4 of Form S-3 Registration Statement No. 333-64538.
3.5	Bylaws of Monterey Homes Arizona, Inc.	Incorporated by reference to Exhibit 3.5 of Form S-3 Registration Statement No. 333-64538.
3.6	Articles of Organization of Meritage Paseo Crossing, LLC	Incorporated by reference to Exhibit 3.6 of Form S-3 Registration Statement No. 333-64538.
3.7	Articles of Incorporation of Monterey Homes Construction, Inc.	Incorporated by reference to Exhibit 3.7 of Form S-3 Registration Statement No. 333-64538.
3.8	Bylaws of Monterey Homes Construction, Inc.	Incorporated by reference to Exhibit 3.8 of Form S-3 Registration Statement No. 333-64538.
3.9	Articles of Organization of Meritage Paseo Construction, LLC	Incorporated by reference to Exhibit 3.9 of Form S-3 Registration Statement No. 333-64538.
3.9.1	Amendment to Articles of Organization of Meritage Paseo Construction, LLC	Incorporated by reference to Exhibit 3.9.1 of Form S-3 Registration Statement No. 333-64538.
3.10	Articles of Incorporation of Meritage Homes of Arizona, Inc.	Incorporated by reference to Exhibit 3.10 of Form S-3 Registration Statement No. 333-64538.
3.11	Bylaws of Meritage Homes of Arizona, Inc.	Incorporated by reference to Exhibit 3.11 of Form S-3 Registration Statement No. 333-64538.
3.12	Articles of Incorporation of MTH-Texas GP, Inc.	Incorporated by reference to Exhibit 3.12 of Form S-3 Registration Statement No. 333-64538.
3.13	Bylaws of MTH-Texas GP, Inc.	Incorporated by reference to Exhibit 3.13 of Form S-3 Registration Statement No. 333-64538.
3.14	Articles of Incorporation of MTH-Texas LP, Inc.	Incorporated by reference to Exhibit 3.14 of Form S-3 Registration Statement No. 333-64538.
3.15	Bylaws of MTH-Texas LP, Inc.	Incorporated by reference to Exhibit 3.15 of Form S-3 Registration Statement No. 333-64538.
3.16	Certificate of Limited Partnership of Legacy/ Monterey Homes L.P.	Incorporated by reference to Exhibit 3.16 of Form S-3 Registration Statement No. 333-64538.
3.16.1	Amendment to Certificate of Limited Partnership of Legacy/ Monterey Homes L.P.	Incorporated by reference to Exhibit 3.16.1 of Form S-3 Registration Statement No. 333-64538.
3.17	Articles of Incorporation of Meritage Homes of Northern California, Inc.	Incorporated by reference to Exhibit 3.17 of Form S-3 Registration Statement No. 333-64538.
3.18	Bylaws of Meritage Homes of Northern California, Inc.	Incorporated by reference to Exhibit 3.18 of Form S-3 Registration Statement No. 333-64538.

Exhibit
Number	Description	Page or Method of Filing

3.19	Articles of Incorporation of Hancock-MTH Builders, Inc.	Incorporated by reference to Exhibit 3.19 of Form S-3 Registration Statement No. 333-64538.
3.20	Bylaws of Hancock-MTH Builders, Inc.	Incorporated by reference to Exhibit 3.20 of Form S-3 Registration Statement No. 333-64538.
3.21	Articles of Incorporation of Hancock-MTH Communities, Inc.	Incorporated by reference to Exhibit 3.21 of Form S-3 Registration Statement No. 333-64538.
3.22	Bylaws of MTH-Communities, Inc.	Incorporated by reference to Exhibit 3.22 of Form S-3 Registration Statement No. 333-64538.
3.23	Certificate of Limited Partnership for Legacy Operating Company, L.P.	Incorporated by reference to Exhibit 3.23 of Form S-3 Registration Statement No. 333-64538.
3.24	Articles of Incorporation of Meritage Homes Construction, Inc.	Incorporated by reference to Exhibit 3.24 of Form S-3 Registration Statement No. 333-64538.
3.25	Bylaws of Meritage Homes Construction, Inc.	Incorporated by reference to Exhibit 3.25 of Form S-3 Registration Statement No. 333-64538.
3.26	Articles of Incorporation of MTH-Texas GP II, Inc.	Previously filed.
3.27	Bylaws of MTH-Texas GP II, Inc.	Previously filed.
3.28	Articles of Incorporation of MTH-Texas LP II, Inc.	Previously filed.
3.29	Bylaws of MTH-Texas LP II, Inc.	Previously filed.
3.30	Articles of Incorporation of MTH-Homes Nevada, Inc.	Previously filed.
3.31	Bylaws of MTH-Homes Nevada, Inc.	Previously filed.
3.32	Articles of Organization of Meritage Holdings, L.L.C.	Previously filed.
3.33	Regulations of Meritage Holdings, L.L.C.	Previously filed.
3.34	Articles of Organization of Hulen Park Venture, LLC	Previously filed.
3.35	Regulations of Hulen Park Venture, LLC	Previously filed.
3.36	Certificate of Limited Partnership of MTH Homes-Texas, L.P.	Previously filed.
3.37	Agreement of Limited Partnership of MTH Homes-Texas, L.P.	Previously filed.
3.38	Articles of Organization of MTH-Cavalier, LLC	Previously filed.
3.39	Operating Agreement of MTH-Cavalier, LLC	Previously filed.
4.1	Form of Specimen of Common Stock Certificate	Incorporated by reference to Exhibit 4.2 of Form S-3 Registration Statement No. 333-87398.
4.2	Indenture, dated May 31, 2001, by and among the Company, the Guarantors named therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.1 of Form 8-K dated June 6, 2001.

Exhibit
Number	Description	Page or Method of Filing

4.2.1	First Supplemental Indenture, dated September 20, 2001, by and among the Company, Hulen Park Venture, L.L.C., Meritage Holdings, L.L.C., the Guarantors named therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.3.1 of Form 10-K for the period ended December 31, 2002.
4.2.2	Second Supplemental Indenture, dated September 20, 2002, by and among the Company, MTH Homes-Texas, L.P., MTH-Texas GP II, Inc., MTH-Texas LP II, Inc., the guarantors name therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.3.2 of Form 10-K for the period ended December 31, 2002.
4.2.3	Third Supplemental Indenture, dated October 21, 2002, by and among the Company, MTH Homes-Nevada, Inc., the guarantors name therein and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 4.3.3 of Form 10-K for the period ended December 31, 2002.
4.2.4	Fourth Supplemental Indenture, dated February 19, 2003 by and among the Company, MTH-Cavalier, LLC, the Guarantors named therein and Wells Fargo Bank., N.A.	Incorporated by reference to Exhibit 4.3.4 of Form 10-K for the period ended December 31, 2002.
4.3	Form of 9 3/4% Senior Note due June 1, 2001	Incorporated by reference to Exhibit A to Exhibit 4.1 of Form 8-K filed June 6, 2001.
5.1	Opinion of Snell & Wilmer L.L.P. regarding the legality of the securities being registered	Filed herewith.
10.1	$250 Million Credit Agreement, dated December 12, 2002, by and among the Company, Guaranty Bank, Fleet National Bank, Bank One, NA and the other lenders thereto	Incorporated by reference to Exhibit 10.1 of Form 10-K dated March 31, 2003.
10.2	2001 Annual Incentive Plan	Incorporated by reference to Exhibit B of the Proxy Statement for the 2001 Annual Meeting of Stockholders.
10.3	Employment Agreement between the Company and Steven J. Hilton	Previously filed.
10.4	Change of Control Agreement between the Company and Steven J. Hilton	Previously filed.
10.5	Change of Control Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit 10.4 of Form 10-Q for the quarterly period ended March 31, 2000.
10.6	Employment Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended September 30, 2001.
10.7	Change of Control Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.5 of Form 10-Q for the quarterly period ended March 31, 2000.
10.8	Change of Control Agreement between the Company and Richard T. Morgan	Incorporated by reference to Exhibit 10.6 of Form 10-Q for the quarter period ended March 31, 2000.
10.9	Deferred Bonus Agreement — 2001 Award Year — between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.2 of Form 8-K dated June 20, 2002.

Exhibit
Number	Description	Page or Method of Filing

10.10	Deferred Bonus Agreement — 2002 Award Year — between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.10 of Form 10-K for the period ended December 31, 2002.
10.11	Deferred Bonus Agreement — 2001 Award Year — between the Company and Richard T. Morgan	Incorporate by reference to Exhibit 10.3 of Form 8-K dated June 20, 2002.
10.12	Deferred bonus Agreement — 2002 Award Year — between the company and Richard T. Morgan	Incorporated by reference to Exhibit 10.12 of Form 10-K for the period ended December 31, 2002.
10.13	Registration Rights Agreement dated February 21, 2003, by and among the Company, the Guarantors named therein, Deutsche Bank Securities Inc., UBS Warburg LLC, Banc One Capital Markets, Inc. and Fleet Securities, Inc.	Incorporated by reference to Exhibit 10.1 of Form 8-K dated February 21, 2003.
12.1	Computation of Ratio of Earnings to Fixed Charges	Previously filed.
21.1	List of Subsidiaries	Previously filed.
23.1	Consent of KPMG LLP	Filed herewith.
23.2	Consent of Kolkhorst & Kolkhorst	Filed herewith.
23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith.
23.4	Consent of Snell & Wilmer L.L.P.	Contained in Exhibit 5.1
24	Powers of Attorney	Previously filed.
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank Minnesota, National Association	Incorporated by reference to Exhibit 25.1 of Form S-3 Registration Statement No. 333-64538.
99.1	Letter of Transmittal and related documents with respect to the Exchange Offer	Previously filed.